SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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H.B. Fuller Company

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5062

Dear Shareholder:

Our 2017 Annual Meeting of Shareholders will be held on Thursday, April 6, 2017. This will be our second completely virtual meeting of shareholders. You may attend the meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/FUL2017. The online meeting will begin promptly at 1:00 p.m. The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the business to be conducted at the meeting.

We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. This method of delivery allows us to provide you with the information you need, while reducing printing and delivery expenses.

Your vote on the proposals is important. Whether or not you plan on attending the virtual meeting, we encourage you to vote your shares to make certain that you are represented at the meeting. You may vote via the Internet or, if you received a printed copy of the proxy materials, by telephone or by mailing a proxy or voting instruction card.

Sincerely,
James J. Owens
President and Chief Executive Officer

February 22, 2017

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, April 6, 2017 at 1:00 p.m. Central Time. You may attend the online meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/FUL2017. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

Items of Business:	The election of three directors named in the attached Proxy Statement for a three-year term.

A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached Proxy Statement.

A non-binding advisory vote on the frequency of an advisory vote on executive compensation.

The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending December 2, 2017.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 8, 2017.

Voting by Proxy:

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled “Questions and Answers about the Meeting” beginning on page 4 of this Proxy Statement, or if you received printed proxy materials, the enclosed proxy or voting instruction card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors
Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

February 22, 2017

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 6, 2017

The Board of Directors of H.B. Fuller Company is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 6, 2017, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Annual Report for the fiscal year ended December 3, 2016 available to our shareholders on or about February 22, 2017.

PROXY SUMMARY

Provided below are highlights of some of the information contained in this Proxy Statement. These highlights are only a summary. Please review the complete Proxy Statement and 2016 Annual Report to Shareholders before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 6, 2017 at 1:00 p.m.
Place:	Via the Internet. You may attend the online meeting by visiting www.virtualshareholdermeeting.com/FUL2017.
Record Date:	Wednesday, February 8, 2017
Voting:	You may vote at the meeting if you were a shareholder of record at the close of business on February 8, 2017 (see pages 4 - 8 for more information on voting)

PROPOSAL 1 – ELECTION OF DIRECTORS (see pages 12 - 14 for more information)

You are being asked to elect three directors. The Board of Directors (the “Board”) is currently composed of eight directors and divided into three classes. The Class II directors are standing for election for a three year term at the Annual Meeting. The term of office for these Class II directors will expire at the Annual Meeting or until their successors are duly elected and qualified. All of our directors other than Mr. Owens are independent under New York Stock Exchange rules. Only independent directors serve on our Audit, Compensation, and Corporate Governance and Nominating Committees.

Vote required: Each director is elected by a plurality of the votes cast. However, if a nominee for director receives a greater number of votes “withheld’ from his or her election than votes “for” such election, the director shall submit to the Board a letter of resignation for consideration. See the heading “Director Elections” in the “Corporate Governance” section of this Proxy Statement for more information.

Information about our director nominees is set forth below:

Director Name	Age	Occupation	Director Since	Independent?	Other Public Boards?	Served On
J. Michael Losh	70	Independent Director	2001	Yes	Yes	CGN
Lee R. Mitau	68	Chairman of the Board	1996	Yes	Yes	C, CGN
R. William Van Sant	78	Vice Chairman of the Board	2001	Yes	Yes	C, CGN

C – Compensation Committee

CGN - Corporate Governance and Nominating Committee

The Board of Directors recommends a vote FOR election of each of the nominees.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (see page 64 for more information)

The Company is required to provide shareholders with an annual advisory (non-binding) vote on the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say on Pay Proposal”).

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (see pages 65 - 66 for more information)

The Company is required to provide shareholders with a (non-binding) vote on the frequency of an advisory vote on executive compensation (the “Frequency of Say on Pay Proposal”) at least once every six years.

The Board of Directors recommends a vote of "ONE YEAR" for this proposal.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (see page 68 for more information)

The Audit Committee has appointed KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 2, 2017. KPMG LLP has acted as our independent registered public accounting firm since 2004. Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR this proposal.

2016 PERFORMANCE HIGHLIGHTS

Net income for the 2016 fiscal year was $124.1 million, or $2.42 per diluted share, versus income from continuing operations of $88.4 million, or $1.71 per diluted share, in the 2015 fiscal year. Adjusted diluted earnings per share in the 2016 fiscal year were $2.48, up 14 percent versus the prior year’s result of $2.17.

Net revenue for the 2016 fiscal year was $2,094.6 million, up 0.5 percent versus the 2015 fiscal year. Higher volume/mix and an extra week positively impacted net revenue growth by 3.9 percentage points. Lower average selling prices and negative foreign currency translation negatively impacted net revenue growth by 1.6 and 1.8 percentage points, respectively. Constant currency revenue grew by 2.3 percent year-over-year.

During the 2016 fiscal year, the Company had 53 weeks of operations while fiscal year 2015 was the normal 52 weeks in length.

For the 47th consecutive year, we implemented an increase in the amount of quarterly cash dividends paid to shareholders, with an 8% percent increase this year.

More information on our 2016 performance can be found on pages 30 - 31. All non-GAAP information is reconciled with reported GAAP results in Annex A.

EXECUTIVE COMPENSATION PROGRAM (for more information, see pages 30 - 48)

Our focus is to accelerate profitable growth, and we motivate performance and measure our results in large part by the metrics in our short-term incentive plan. Overall, in fiscal year 2016, with regard to the metrics used in our 2016 short-term incentive plan, the Company performed as follows:

• For all Company metrics (organic revenue, adjusted operating income and adjusted earnings per share ("EPS")), we exceeded the threshold level, but did not meet our target, resulting in a payout below target under our short-term incentive plan.

• Performance related to regional and business short-term incentive metrics for our executive officers listed in the Summary Compensation Table in this Proxy Statement (the “named executive officers” or “NEOs”) other than the CEO and CFO, was varied.

We determined to reduce the payouts under our 2016 short-term incentive plan by 50% as part of cost containment efforts. See the Section titled "Analysis of Fiscal 2016 Short-Term Incentive Awards" in this Proxy Statement for further discussion. The achievements in our financial metrics, reduced by 50%, resulted in short-term incentive payouts to our CEO of 46.9% of target and ranged from 28.0% to 67.8% of target for our other NEOs.

Our executive compensation program is also designed to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders. Highlights of our executive compensation program include:

▪

A strong emphasis on paying for performance: Our short-term incentive program is a key way in which we pay for performance. As noted above, in fiscal 2016, we exceeded the threshold level for all company-wide short-term incentive metrics, which consisted of organic revenue, operating income and adjusted EPS. Performance related to regional and business metrics was varied.

▪

In addition, our grant of long-term incentive awards (stock options and restricted stock units ("RSUs")) to our CEO contains two different performance conditions that must be met prior to each grant of restricted stock units vesting. For one grant of RSUs, this performance condition was met for fiscal 2016 and previous years. Therefore, these RSUs will vest as long as Mr. Owens is employed by the Company on the time-based vesting dates. For the second grant of RSUs, the return on invested capital metric was exceeded for the first year of vesting, resulting in an above target vesting of 127.5% of target for all NEOs, including the CEO. Therefore, one-third of these RSUs vested in January 2017. Future vestings of this grant of RSUs will require meeting at least a threshold level of return on invested capital. Finally, the time-based RSUs to all NEOs (except the CEO) tie a significant portion of NEO total compensation to shareholder value creation, which is measured by share price performance. See further discussion and detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

▪	A policy regarding “claw-backs” of executive and key manager incentive compensation;

▪	A prohibition on hedging, pledging and certain other transactions in the Company stock by directors and certain executive officers;

▪	An emphasis on long-term equity awards to align the executives’ interests with long-term goals and shareholder interests,

▪	A prohibition on re-pricing of stock options; and

▪	Stock ownership goals for our directors and executive officers.

For fiscal year 2016, our Compensation Committee approved the addition of a performance metric applicable to 50% of the RSUs granted under our long-term stock incentive plan for each of our NEOs. See the discussion under the heading “Fiscal 2016 Long-Term Incentive Compensation” in the "Compensation Discussion and Analysis" section of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These matters include the election of three directors, a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say on Pay Proposal”), a non-binding advisory vote on the frequency of the advisory vote on executive compensation (the "Frequency of Say on Pay Proposal") and the ratification of the appointment of our independent registered public accounting firm.

We will also consider any other business that may properly be presented at the meeting and management will respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote “FOR” each of the nominees for director, “FOR” the Say on Pay Proposal, for the "ONE YEAR" frequency for the Frequency of Say on Pay Proposal and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 2, 2017.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 8, 2017, you are entitled to vote at the meeting.

As of the record date, 50,341,880 shares of Common Stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder” you will receive a voting instruction card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 50,341,880 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present at the online meeting and votes at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or nominee.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote at the online meeting as described in “Can I vote my shares during the online meeting?” below.

If you hold any shares in the H.B. Fuller Company 401(k) & Retirement Plan (the “401(k) Plan”), you are being provided access to the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the plan trustee. The shares held in the 401(k) Plan will be voted by the plan trustee.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of H.B. Fuller stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

Can I vote my shares during the online meeting?

Yes. If you are a shareholder of record, you may attend the meeting and vote your shares electronically during the online meeting by visiting www.virtualshareholdermeeting.com/FUL2017. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts. However, even if you currently plan to attend the online meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the online meeting.

If you hold your shares in street name, you may vote your shares electronically during the online meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote such shares during the meeting.

If you are a participant in the 401(k) Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Plan shares during the online meeting.

What vote is required for the proposals to be approved?

Each director is elected by a plurality of the votes cast. However, if a nominee for director receives a greater number of votes “withheld’ from his or her election than votes “for” such election, the director shall submit to the Board a letter of resignation for consideration. See the heading “Director Elections” in the “Corporate Governance” section of this Proxy Statement for more information. With respect to the Say On Pay Proposal and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each proposal is required, provided that the total number of shares of Common Stock that vote in favor of the proposal represents more than 25% of the shares outstanding on the record date. With respect to the Frequency of Say on Pay Proposal, the frequency selected by shareholders will be determined based on a plurality of the votes cast. This means that the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency that has been selected by shareholders.

How are votes counted?

Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal and on the ratification of the appointment of KPMG LLP. Shareholders may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on the Frequency of Say on Pay Proposal.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on the Frequency of Say on Pay Proposal, this will have no effect on the frequency that is selected by shareholders. If you ABSTAIN from voting on any other proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors, the Say on Pay Proposal or the Frequency of Say on Pay Proposal.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card or voting instruction card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the Say on Pay Proposal;

•	FOR "ONE YEAR" on the Frequency of Say on Pay Proposal;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending December 2, 2017; and

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the online meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting electronically at the online meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $12,000 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Are the proxy and related materials available electronically?

Yes.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 6, 2017

Our Proxy Statement and 2016 Annual Report, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

Will any other business be considered at the meeting?

Our Bylaws provide that a shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by us. No shareholder has given the timely notice required by our Bylaws in order to present a proposal at the annual meeting. Our Board of Directors does not intend to present any other matters for a vote at the annual meeting. If you wish to present a proposal at the 2018 Annual Meeting, please see “How can a shareholder present a proposal at the 2018 Annual Meeting?” As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies will vote in accordance with their best judgment as to the best interests of H.B. Fuller and its shareholders.

How can a shareholder present a proposal at the 2018 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2018 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on October 25, 2017. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and with the requirements set forth in our Bylaws. Please contact our Corporate Secretary for a copy of such regulations and for a description of the steps outlined in our Bylaws that must be taken to present such a proposal.

If a shareholder wishes to present a proposal at the 2018 Annual Meeting that would not be included in our Proxy Statement for such meeting, the shareholder must provide notice to us no later than January 8, 2018 and no earlier than December 7, 2017. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2016 Annual Report on Form 10-K?

Our 2016 Annual Report, including our Annual Report on Form 10-K for the year ended December 3, 2016, accompanies this Proxy Statement. The 2016 Annual Report, including our Annual Report on Form 10-K, is also available via the internet in the “Financial” section of our Investor Relations page of our website (www.hbfuller.com). If requested, we will provide you a paper copy of the 2016 Annual Report, including our Annual Report on Form 10-K without charge. We will also provide you with copies of any exhibits to the Form 10-K, upon written request and upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request a paper copy of the 2016 Annual Report, or paper copies of exhibits to the Form 10-K by writing to the Corporate Secretary, H.B. Fuller Company, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Who is the Corporate Secretary?

The Corporate Secretary is Timothy J. Keenan. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much H.B. Fuller Common Stock each director and executive officer listed in the Summary Compensation Table in this Proxy Statement beneficially owned as of January 27, 2017. The table also shows the beneficial ownership of H.B. Fuller Common Stock of all directors and executive officers of H.B. Fuller as a group. In general, “beneficial ownership” includes those shares of our H.B. Fuller Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying phantom stock units or other restricted stock units that may be acquired, in certain circumstances, within 60 days. The detail of beneficial ownership is set forth in the following table. In addition, the table shows all shareholders known to us to be the beneficial owners of more than 5% of H.B. Fuller Common Stock.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.

	Amount and		Percent of
	Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership		Outstanding
BlackRock, Inc.	5,811,416	[1]	11.55%
The Vanguard Group, Inc.	4,704,027	[2]	9.35%
Mairs and Power, Inc.	3,579,297	[3]	7.11%
State Street Corporation	3,067,558	[4]	6.10%

Thomas W. Handley	17,949	[5]	*
Maria Teresa Hilado	8,122	[5]	*
J. Michael Losh	91,967	[5]	*
Lee R. Mitau	92,466	[5]	*
Dante C. Parrini	7,892	[5]	*
Ann W.H. Simonds	10,094	[5]	*
John C. van Roden, Jr.	43,136	[5]	*
R. William Van Sant	39,733	[5]	*
James J. Owens	609,766	[6]	1.20%
John J. Corkrean	0	[7]	*
James R. Giertz	140,820	[8]	*
Zhiwei Cai	19,745	[9]	*
Traci L. Jensen	103,640	[10]	*
Patrick M. Kivits	11,306	[11]	*
All directors and executive officers as a group (21 people)	1,596,335	[12]	3.10%

*	Indicates less than 1%.

(1)

This information is based on a Schedule 13G/A filed with the SEC on January 12, 2017 reporting beneficial ownership as of December 31, 2016. BlackRock, Inc., a parent holding company, reported that it has sole voting power over 5,706,787 shares and sole dispositive power over all of the shares. The holder’s address is 55 East 52nd Street, New York, New York 10055.

(2)

This information is based on a Schedule 13G/A filed with the SEC on February 13, 2017 reporting beneficial ownership as of December 31, 2016. The Vanguard Group, Inc., an investment adviser, reported that it has sole voting power over 99,317 shares, shared dispositive power over 103,476 shares and sole dispositive power over 4,600,551 shares. The holder’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

This information is based on a Schedule 13G/A filed by the holder with the SEC on February 14, 2017 reporting beneficial ownership as of December 31, 2016. Mairs and Power, Inc., an investment advisor, reported that it has sole voting power over 2,964,200 shares and sole dispositive power over all of the shares. The holder’s address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101.

(4)

This information is based on a Schedule 13G filed with the SEC on February 7, 2017 reporting beneficial ownership as of December 31, 2016. State Street Corporation, a holding company, reported that it has shared voting and shared dispositive power over all of the shares. The holder’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(5)

Includes shares of Common Stock subject to phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation,” that may be acquired, in certain circumstances, within 60 days. The number of units credited to each director participating in this plan that may be acquired within 60 days is as follows:

Thomas W. Handley	16,602	Dante C. Parrini	6,551
Maria Teresa Hilado	6,776	Ann W. H. Simonds	8,748
J. Michael Losh	88,370	John C. van Roden, Jr.	28,175
Lee R. Mitau	49,594	R. William Van Sant	16,568

Excludes shares of Common Stock subject to phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation” that may not be acquired within 60 days. The number of units credited to each director participating in this plan that are excluded from the table is as follows:

Thomas W. Handley	16,229	Dante C. Parrini	2,287
Maria Teresa Hilado	4,531	Ann W.H. Simonds	4,531
J. Michael Losh	4,531	John C. van Roden, Jr.	2,287
Lee R. Mitau	96,293	R. William Van Sant	71,924

None of the phantom stock units are entitled to vote at the meeting. Ann W.H. Simonds served on the Board of Directors during fiscal year 2016 and in fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

(6)

Includes 342 shares held in trust under the 401(k) Plan, 280 shares held jointly by Mr. Owens’ wife and son and over which Mr. Owens does not have voting control and 469,464 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 56,338 performance-based restricted stock units and 24,170 time-based restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(7)	Excludes 4,459 performance-based restriced stock units and 17,404 time-based restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(8)

Includes 1,176 shares held in trust under the 401(k) Plan, 76,447 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 2,894 performance-based restricted stock units and 5,434 time-based restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(9)

Includes 16,809 shares that could be issued pursuant to stock options which are currently exercisable and 504 restricted stock units which may be acquired, in certain circumstances, within 60 days. Excludes 2,654 performance-based stock units and 25,632 time-based restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting. Excludes 268 phantom stock units credited to Mr. Cai’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. None of the phantom stock units are entitled to vote at the meeting.

(10)

Includes 79,121 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 4,857 performance-based restricted stock units and 8,607 time-based restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(11)

Includes 9,761 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 3,642 performance-based restricted stock units and 7,294 time-based restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(12)

Includes 1,524 shares held in trust under the 401(k) Plan, 974,113 shares that could be issued pursuant to stock options which are currently exercisable and 223,085 phantom stock units credited to directors’ individual H.B. Fuller Common Stock accounts under the Directors’ Deferred Compensation Plan and 504 restricted stock units that may be acquired, in certain circumstances, within 60 days. Excludes phantom stock units credited to the individual accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan that may not be acquired within 60 days. Excludes 94,454 performance-based restricted stock units and 123,342 time-based restricted stock units which are subject to forfeiture. None of the performance stock units, restricted stock units or any of the phantom stock units in the Directors’ Deferred Compensation Plan or the Key Employee Deferred Compensation Plan are entitled to vote at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller’s securities with the SEC. These reports are available for review on our website (www.hbfuller.com) in the “Financial” section of the Investor Relations page. Directors and executive officers are required to furnish us with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2016, except that, due to administrative error, Lee Mitau was one day late in filing a Form 4 reporting a grant of phantom stock units, and Zhiwei Cai filed an amended Form 3 to include a previous grant of non-qualified stock options that was inadvertently omitted.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of eight directors and is divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class III directors, consisting of J. Michael Losh, Lee R. Mitau and R. William Van Sant, will expire at the annual meeting.

At the annual meeting, three persons are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2020 annual meeting or until their successors are duly elected and qualified. The three nominees for election as Class III directors are J. Michael Losh, Lee R. Mitau and R. William Van Sant, all of whom are currently directors. Each of the nominees has agreed to serve as a director if elected. Following the annual meeting, the Board will be comprised of eight directors. Pursuant to our Company’s Bylaws, no more than 15 persons may serve on the Board. For information on how a shareholder may suggest a person to be a nominee to the Board, see “How can a shareholder suggest a candidate for election to the Board?”

Unless earlier terminated due to retirement or resignation, the term of office for Class I directors, consisting of Thomas W. Handley and Maria Teresa Hilado will expire at the annual meeting in 2018, and the term of office for Class II directors, consisting of Dante C. Parrini, John C. van Roden, Jr. and James J. Owens, will expire at the annual meeting in 2019. All of the directors were elected to the Board of Directors by the shareholders.

If, for any reason, any nominee becomes unable to serve before the election, the persons designated as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class II directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2017.

Class III (Term Ending in 2017)

J. Michael Losh
Age:	70
Director Since:	2001
Principal Occupation:	Independent Director
Business Experience:

Mr. Losh is currently the non-executive Chairman of MASCO Corporation, a global leader in the design, manufacture and distribution of branded home improvement and building products. He was the interim Chief Financial Officer of Cardinal Health, Inc., a provider of products and services for the health care market, located in Dublin, Ohio, from July 2004 to May 2005. He was the Chairman of Metaldyne Corporation (now a wholly-owned subsidiary of Asahi Tec Corporation), a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry headquartered in Plymouth, Michigan, from 2000 to 2002. Prior to that position, Mr. Losh was employed by General Motors Corporation from 1964 to 2000. Mr. Losh brings a wealth of global operating, financial and accounting experience through his 36-year career at General Motors, where he held a variety of roles in the United States, Brazil and Mexico, including Chief Financial Officer from 1994 to 2000. He also contributes extensive audit committee and corporate governance expertise, gained through his service on several other public company boards. During his fifteen years of service on our Board, Mr. Losh has developed an in-depth knowledge of our company and its businesses.

Other Directorships:	Prologis, Inc., Aon plc, and MASCO Corporation Mr. Losh chairs the audit committees of Prologis, Inc. and Aon plc. He chairs the nominating and governance committee at MASCO Corporation.

Lee R. Mitau
Age:	68
Director Since:	1996, Chairman of the Board since December 2006
Principal Occupation:	Chairman of the Board, H.B. Fuller Company and Graco Inc.
Business Experience:

Mr. Mitau served as Executive Vice President and General Counsel of U.S. Bancorp from 1995 until March of 2013, when he retired. Mr. Mitau serves as Chairman of the H.B. Fuller Board, Chair of our Corporate Governance and Nominating Committee and as a member of our Compensation Committee, and has extensive public company legal and governance expertise. He is widely recognized as an expert in the area of corporate governance, and is a highly regarded and sought after speaker in this discipline. He has gained expertise in the areas of corporate governance, corporate finance and mergers and acquisitions through his career as a practicing attorney with a global law firm, where he headed the firm’s corporate and securities practice, and as the Executive Vice President, General Counsel and Secretary of U.S. Bancorp. In addition, since 1990, Mr. Mitau has served on the board of Graco Inc., where he is currently Chairman of the Board. During his twenty years of service on our Board, Mr. Mitau has developed an in-depth knowledge of our Company and its businesses. Mr. Mitau’s unique combination of experiences makes him particularly well-qualified to serve as our Chairman.

Other Directorships:	Mr. Mitau is Chairman of the Board of Graco Inc.

R. William Van Sant
Age:	78
Director Since:	2001, Vice Chairman of the Board since 2011
Principal Occupation:	Senior Operating Partner, Tenex Capital Management, L.P., Special Advisor, Yukon Partners II, L.L.C.
Business Experience:

Mr. Van Sant has been a Senior Operating Partner at Tenex Capital Management, L.P., a private equity fund based in New York, NY, since September 2012. He also serves as the Chairman or as a director of several portfolio companies of Tenex. Mr. Van Sant has also been a Special Advisor at Yukon Partners II, L.L.C., a mezzanine fund based in Minneapolis, MN, since July 2014. In addition to actively advising private equity funds and their portfolio companies, Mr. Van Sant may from time to time take ownership interests in the funds and portfolio companies he advises. From January 2008 until February 2013, he was an operating partner of Stone Arch Capital, LLC, a private equity firm. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner of Norwest Equity Partners, a private equity firm, from 2001 to August 2006. He also held roles of increasing responsibility over a nearly thirty year career at John Deere Company. Mr. Van Sant brings to our Board his expertise in management, finance and manufacturing operations, experience he has acquired over many years as a director, chairman or chief executive officer with a variety of manufacturing companies, including those listed above as well as Nortax Inc., Lukens, Inc., Blount Inc., Cessna Aircraft Company and Graco Inc. (where he serves on the Audit and Governance Committees). Mr. Van Sant also brings a wealth of merger and acquisition experience and governance experience to our Board. Mr. Van Sant was appointed Vice Chairman of our Board of Directors in July 2011. In addition, Mr. Van Sant has gained a detailed understanding of our company and its businesses through his service on our Board during the past fifteen years.

Other Directorships:	Mr. Van Sant is a director of Graco Inc.

How can a shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or third party search firms engaged by the Corporate Governance and Nominating Committee identify candidates for consideration by the Committee. No third party search firm was engaged during fiscal 2016. The Corporate Governance and Nominating Committee will review all nominees to the Board of Directors, including an assessment of a nominee’s judgment, experience, independence and such other factors as the Corporate Governance and Nominating Committee concludes are pertinent in light of the Board’s needs. The Board of Directors believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity. The Board of Directors considers each of these factors when evaluating director nominees and evaluates the makeup of the Board of Directors with regard to these factors on an ongoing basis as it searches for and asks director nominees to join the Board. The Corporate Governance and Nominating Committee will select qualified nominees and review its recommendations with the Board, which will decide whether to invite any nominee to join or stand for re-election to the Board. The Committee will consider candidates recommended by any shareholder using the same criteria set forth above. Recommendations may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. No shareholder recommended any candidate during fiscal year 2016.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms provided the following information about themselves as of January 31, 2017.

Class I (Term Ending in 2018)

Thomas W. Handley
Age:	62
Director Since:	2010
Principal Occupation:

President and Chief Operating Officer of Ecolab Inc., a global company providing businesses with solutions for clean water, safe food, abundant energy and healthy environments, headquartered in St. Paul, Minnesota

Business Experience:

Mr. Handley has been with Ecolab since August 2003.  Prior to his appointment as President and Chief Operating Officer of Ecolab in September 2012, Mr. Handley served in a variety of senior management positions of increasing responsibility at the senior vice president, executive vice president and business president levels, including leading strategic planning for the company and leading a number of its domestic and global industrial, foodservice, healthcare and service businesses. Before joining Ecolab, he held various management positions with The Procter & Gamble Company (P&G) from 1981 to 2003, including serving as Vice President and General Manager for P&G’s paper products businesses in Japan and Korea and as a Vice President for Strategic Planning and Marketing of the Global Feminine Care business. Mr. Handley also managed various businesses in Mexico and Latin America for P&G. Mr. Handley brings a valuable operating perspective to our Board due to his broad experience in a variety of markets and businesses both domestically and internationally while at P&G and Ecolab. He also has experience with increasing Ecolab’s presence in new markets, something which is critical to H.B. Fuller’s growth strategy. In addition, Mr. Handley has governance experience in a variety of settings, both from a management perspective at Ecolab, as a member on another public company board and as a board member of several non-profit organizations and foundations.

The Board of Directors has determined that Mr. Handley is an audit committee financial expert as that term is defined under the rules of the SEC.

Other Directorships:	Mr. Handley is a director of Republic Services Group.

Maria Teresa Hilado
Age:	52
Director Since:	2013
Principal Occupation:	Chief Financial Officer, Allergan plc
Business Experience:

In December 2014, Ms. Hilado joined Allergan plc, a global pharmaceutical company focused on developing, manufacturing and commercializing high quality and innovative branded pharmaceutical products for patients around the world.  She leads the global finance organization and has oversight over Treasury, Control, Audit, Investor Relations, Commercial Finance and Tax, to name a few. Prior to December 2014, Ms. Hilado served as Senior Vice President, Finance and Treasurer at PepsiCo, Inc., a position which she held since 2009. During her time at PepsiCo, Ms. Hilado had global operating responsibility for the treasury organization of PepsiCo, including capital markets, cash management, international treasury, pensions, insurance and global procurement finance. Ms. Hilado has over 26 years of finance, treasury and strategic experience in large global public corporations across a variety of industries. Prior to joining PepsiCo in 2009, she served as the Vice President and Treasurer at Schering-Plough Corp., a pharmaceutical company now known as Merck & Co., from 2008 to 2009. She was responsible for the strategic oversight and direction of the global Treasury function. Ms. Hilado joined General Motors (GM) Corporation in 1990, spending 17 years in a variety of senior finance roles including Assistant Treasurer. In addition, she held a variety of positions in M&A, labor negotiations and treasury. She also served as Chief Financial Officer of General Motors Acceptance Corporation Commercial Finance from 2001 to 2005. From May 2013 until August 2013, Ms. Hilado served on the board of directors of Bausch + Lomb. Ms. Hilado brings strategic leadership experience to our Board, providing our Board with her broad and extensive experience in the areas of corporate finance and treasury operations, skills that will be particularly helpful in her service on our Board’s Audit Committee. She also has demonstrated business acumen, global experience and strategic insight, skills that greatly enhance our Board.

The Board of Directors has determined that Ms. Hilado is an audit committee financial expert as that term is defined under the rules of the SEC.

Class II (Term Ending in 2019)

Dante C. Parrini
Age:	52
Director Since:	2012
Principal Occupation:	Chairman and Chief Executive Officer, P.H. Glatfelter Company, a global supplier of specialty papers and fiber-based engineered materials
Business Experience:	Mr. Parrini joined P.H. Glatfelter in 1997, and is currently serving as its Chairman and Chief Executive Officer. He has served as President and Chief Executive Officer since January 2011, and Chairman of the Board since May 2011. He was previously Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. As a result of his positions at Glatfelter, Mr. Parrini brings a broad range of management experience to our Board. In his different capacities at Glatfelter, he has had responsibility for worldwide operations (including global profit and loss), international and domestic sales, marketing, new product development, global supply chain management, information technology, human resources, and strategy and development.

John C. van Roden, Jr.
Age:	67
Director Since:	2003
Principal Occupation:	Independent Director
Business Experience:	Mr. van Roden served as Presiding Director of Airgas, Inc. from 2010 to 2014 and was Chairman of the Board of Airgas, Inc. from September 2010 through August 2011. Prior to this appointment, Mr. van Roden was a private investor. In February 2003, Mr. van Roden was appointed Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a global supplier of specialty papers and fiber-based engineered materials, and served in that capacity until January 2007, at which time he became a consultant to Glatfelter until 2009. Mr. van Roden brings a broad range of management and finance experience to our Board. During the course of his career, Mr. van Roden has held leadership roles in the finance area for a number of public companies, including as the Chief Financial Officer of P.H. Glatfelter Company, Conectiv, LLC (energy) and Lukens, Inc. (specialty steel manufacturer). This expertise, along with his extensive experience serving on the boards of several other public companies provides additional depth to our Board’s leadership and governance capabilities. During his thirteen years of service on our Board, Mr. van Roden has developed extensive knowledge of our Company and its businesses. He has been Chair of the Audit Committee since 2015.

The Board of Directors has determined that Mr. van Roden is an audit committee financial expert as that term is defined under the rules of the SEC.

James J. Owens
Age:	52
Director Since:	2010
Principal Occupation:	President and Chief Executive Officer, H.B. Fuller Company
Business Experience:	Mr. Owens was appointed President and Chief Executive Officer of H.B. Fuller Company in November 2010. Prior to that appointment, he served as Senior Vice President, Americas from January to November 2010 and as Senior Vice President, North America from August 2008 to January 2010. Prior to joining H.B. Fuller Company, Owens served as Senior Vice President of Henkel Corporation, a global manufacturer of home care products, cosmetics, toiletries and adhesives products, from April to August 2008. Mr. Owens spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of management positions, including serving as Corporate Vice President and General Manager (from December 2004 to April 2008), Vice President and General Manager of the Europe/Middle East and Africa adhesives business; Corporate Vice President and General Manager of the North American adhesives business; Business Director for the pressure sensitive and laminating adhesives businesses; Marketing Manager; and Technical Services Manager. As President and Chief Executive Officer of H.B. Fuller Company and through his career-long experience in the adhesives industry, Mr. Owens brings to Board discussions and deliberations his deep knowledge of the industry. In addition, Mr. Owens is the voice of management on the Board.

Other Directorships:	Mr. Owens is a Director of Donaldson Company, Inc.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors (the “Board”), upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines, which summarize many of the corporate governance principles that the Board follows in governing H.B. Fuller. The guidelines are available for review on our website (www.hbfuller.com), in the “Governance” section of the Investor Relations page.

Code of Business Conduct

We have a Code of Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of this Code of Business Conduct is available for review on our website (www.hbfuller.com), in the “Governance” section of the Investor Relations page.

Communications with Directors

Any shareholder may contact the Board, any Board committee or any independent director, by mailing a letter addressed to the attention of the Corporate Secretary. The Corporate Secretary reviews all communications, and after ascertaining whether such communications are appropriate to the duties and responsibilities of the Board, will forward such correspondence to the directors for their information and consideration. The Board has requested that the Corporate Secretary not forward the following types of communications to the Board: general solicitations for business or products; job applications or resumes; advertisements, junk mail and surveys; and any other communication that does not relate to the responsibilities of the Board.

Director Independence

Pursuant to our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”), the Board has determined that all Board members, other than Mr. Owens, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with H.B. Fuller. In assessing the materiality of any person’s relationship with H.B. Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between H.B. Fuller and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

The Board reviewed certain transactions between H.B. Fuller and our directors and entities with which they are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no direct or indirect material interest in the transactions. Mr. Handley and Ms. Simonds recused themselves from this review and determination as it related to the entities with which they are affiliated. The Board considered customer-supplier transactions between: (i) the Company and Ecolab Inc., of which Mr. Handley is President and Chief Operating Officer, and (ii) the Company and General Mills, Inc., of which Ms. Simonds was a Senior Vice President until January 1, 2017. After consideration of these relationships, the Board of Directors determined that the directors had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with Ecolab Inc. and General Mills, Inc. fall below the thresholds set by the NYSE for director independence. Ms. Simonds served on the Board of Directors during fiscal year 2016 and in fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

Meetings of the Board and the Board’s Committees

Directors are expected to attend the Annual Meeting of Shareholders and all meetings (including teleconference meetings) of the Board and each committee on which they serve. During the 2016 fiscal year, the Board held six meetings. The directors attended greater than 75% of the meetings of the Board and Board committees on which the directors served during the 2016 fiscal year. In addition, all of the directors attended our Annual Meeting of Shareholders held on April 7, 2016.

What are the roles of the Board’s committees?

The Board of Directors is responsible for the overall affairs of H.B. Fuller. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters for each of these committees are available for review on our website (www.hbfuller.com) in the “Governance” section of the Investor Relations page. Information regarding the three standing committees is set forth below. When necessary, the Board may also establish ad hoc committees to address specific issues.

Audit Committee

John C. Van Roden, Jr. (Chair)	Maria Teresa Hilado
Thomas W. Handley

Number of Meetings in fiscal year 2016:  Ten

Functions:    The Audit Committee appoints the independent registered public accounting firm to audit our consolidated financial statements, oversees the audit and the independence and performance of our independent registered public accounting firm, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by our independent registered public accounting firm, oversees our internal audit function, reviews the performance of our retirement plans and reviews the annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. In addition, the Audit Committee reviews the Company’s risk management policies and procedures to assess their adequacy and appropriateness in the context of the Company’s business and operating environment. This Committee also monitors compliance with our Code of Business Conduct and our Policy and Procedures Regarding Transactions with Related Persons.

All of the members of the Audit Committee are considered independent as that term is defined by our Corporate Governance Guidelines, the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board of Directors has also determined that John C. van Roden, Jr., Thomas W. Handley and Maria Teresa Hilado satisfy the requirements of an audit committee financial expert as such term is defined under the rules and regulations of the SEC. The Audit Committee Report for fiscal year 2016 is included in this Proxy Statement.

Ms. Ann Simonds served on the Audit Committee during fiscal year 2016 and in fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

Compensation Committee

R. William Van Sant (Chair)	Lee R. Mitau
Thomas W. Handley	Dante C. Parrini
Maria Teresa Hilado

Number of Meetings in fiscal year 2016:  Six

Functions:  The Compensation Committee establishes overall compensation programs and practices for executives and reviews and approves compensation, including salary, incentive programs, stock-based awards, retirement plans, perquisites and other supplemental benefits, employment agreements, severance agreements, change in control provisions and other executive compensation items for our executive officers. The Compensation Committee monitors the competitiveness, fairness and equity of our retirement plans and administers our stock-based compensation plans and individual awards.

The Compensation Committee annually reviews and approves compensation for our non-employee directors including retainers, fees, stock-based awards, and other compensation and expense items.

The Compensation Committee may delegate its authority to the Chair of the Compensation Committee to accelerate vesting of outstanding awards. The Committee intends this delegation of authority to be for situations of retirement or termination, and where it is impractical to obtain participation by all Committee members.

The Compensation Committee may use outside compensation consultants to provide compensation advice, competitive survey data and other reference market information related to trends and competitive practices in executive compensation. Since April 2010, the Compensation Committee has used Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive compensation programs as requested by the Compensation Committee.

The Compensation Committee retained Buck Consultants to be its independent compensation consultant due to their independence and industry experience. Buck Consultants advises the Committee on director and executive compensation, but does no other work for the Company. The Company uses Willis Towers Watson for actuarial, benefits, medical plan and employee engagement survey consulting services. During fiscal 2016, we purchased broad-based market compensation survey information from Willis Towers Watson and Hewitt Associates. See discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee believes that Buck Consultants provided candid, direct and objective advice to the Compensation Committee. To ensure independence:

•	The Compensation Committee directly hired and has the authority to terminate Buck Consultants.

•	Buck Consultants is engaged by and reports directly to the Compensation Committee and its chairman.

•

None of the members of the Compensation Committee have a business or personal relationship with the Buck Consulting consultant with whom the Committee works, outside of work he provides for the Compensation Committee. The consultant does not have any business or personal relationship with any executive officer of the Company and he does not own any stock in the Company.

•	The amount of fees that Buck Consultants receives for work performed for the Company is de minimis as a percentage of Buck Consultants’ annual revenue.

•	Buck Consultants does only work for the Compensation Committee that falls within the scope of work of the service agreement. No other work will be initiated without the Committee’s approval.

•	Buck Consultants has direct access to all members of the Compensation Committee during and between meetings.

•	No employee of Buck Consultants works for the Company.

•

The Compensation Committee has approved direct interaction between Buck Consultants and management; however; these interactions are generally limited to discussions on behalf of the Compensation Committee and information that is presented to the Compensation Committee for approval.

In addition, the Compensation Committee has assessed the independence of Buck Consultants pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Buck Consultants, or the individual advisor employed by Buck Consultants with whom we work, from independently representing the Compensation Committee.

A representative of Buck Consultants generally attends Compensation Committee meetings to serve as a resource for the Compensation Committee. In order to encourage independent review and discussion of executive compensation matters, the Compensation Committee and the committee chair may request meetings with the independent compensation consultant in executive session without management present.

During fiscal 2016, the Compensation Committee asked Buck Consultants to conduct a review and analysis of non-employee director compensation. Buck Consultants presented information regarding director compensation to the Compensation Committee, provided a market data report on director compensation and presented its findings and recommendations for discussion. Buck Consultants provided these services and reported directly to the Compensation Committee Chair.

All of the members of the Compensation Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE. The Compensation Committee Report for fiscal year 2016 is included in this Proxy Statement.

Ms. Ann Simonds served on the Compensation Committee during fiscal year 2016 and in fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	John C. van Roden, Jr.
J. Michael Losh	R. William Van Sant
Dante C. Parrini

Number of Meetings in fiscal year 2016:  Three

Functions:    The Corporate Governance and Nominating Committee reviews matters of corporate governance, including our organizational structure and succession planning. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director’s continued service if a director’s occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the directors, and makes recommendations to the Board regarding any shareholder proposals.

The Corporate Governance and Nominating Committee considers shareholder recommendations for potential director nominees. See “How can a shareholder suggest a candidate for election to the Board?”

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE.

Board’s Role in Oversight of Risk

In General

The Board believes that effective enterprise risk management must be an integral part of Board and Committee deliberations and activities throughout the year. As part of the enterprise risk management, the Board engages in the following activities throughout the fiscal year:

•

The full Board of Directors reviews the Company’s enterprise risk management process and a comprehensive assessment of key financial, operational and strategy risks identified by management, as well as mitigating practices.

•

The full Board of Directors discusses risks related to the Company’s annual financial plan and budget each fiscal year and risks related to the Company’s strategy at meetings where the strategy is presented and reviewed.

•

The Board of Directors also encourages management to promote a corporate culture that integrates risk management into the Company’s strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile.

•

Each committee conducts its own risk assessment and management activities throughout the year (some of which are highlighted in the section on Board committees above), and reports its conclusions to the Board.

Through these processes, the Board oversees a system to identify, assess and address material risks to the Company on a timely basis. In addition, the Board’s leadership structure, as described below in the section titled “Board Leadership Structure” supports its role in risk oversight. The Company presently has a separate Chairman of the Board and Chief Executive Officer. When those positions are combined, we have an independent Presiding Director. We have strong independent directors chairing each of our Board Committees, all of which are involved in risk oversight, and there is open communication between management and the non-employee directors.

Risk Assessment of Compensation Programs

Management conducted a risk assessment of the Company’s policies and programs relating to the compensation of employees, including those that apply to our executive officers. The format of this review was similar to that conducted in the prior fiscal years and was reviewed and approved by the Compensation Committee.

Management discussed the findings of the risk assessment with the Compensation Committee. Based on the assessment, the Company believes that its compensation policies and practices create an appropriate balance between our base salary compensation, short-term incentive compensation and long-term incentive compensation, thereby reducing the possibility of imprudent risk-taking and that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board of Directors has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Separation of these offices is an issue that is to be addressed as part of the Company’s succession planning. When the Chairman and Chief Executive Officer are separate offices, the Chairman will serve as the Presiding Director. However, when the Chief Executive Officer also holds the position of Chairman, a Presiding Director will be appointed by the Board to further the achievement of a strong, independent Board with an appropriate balance between the Board and the Chief Executive Officer. In such cases, the Chair of the Corporate Governance and Nominating Committee shall serve as the Presiding Director.

Mr. Mitau has served as our independent Chairman of the Board since December 2006 and, in this capacity, has acted as the Presiding Director at Board of Director meetings and during executive sessions of the non-management directors. Our Board has separated the roles of Chairman of the Board and Chief Executive Officer since 2006. Mr. Mitau serves as the Chairman of the Board of Graco Inc. and has significant public company experience. The Chief Executive Officer, in consultation with the Chairman, establishes the agenda for each Board meeting. At the beginning of each fiscal year, the Chairman also publishes a schedule of topics to be discussed. In addition, Mr. Van Sant has served as Vice Chairman of the Board since fiscal 2011 and in this role he provides special assistance, oversight and guidance to the Chairman of the Board in performing the duties of the Chairman, and he provides counsel to the Chief Executive Officer.

Director Elections

With respect to the election of directors, during fiscal 2014, our Board adopted a so-called “plurality-plus” standard. In accordance with procedures set forth in our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall promptly consider the resignation offer and recommend to the full Board whether to accept it. In considering whether to accept or reject the resignation offer, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by members of the Corporate Governance and Nominating Committee, including, without limitation, (i) the perceived reasons why shareholders withheld votes “for” election from the director, (ii) the length of service and qualifications of the director, (iii) the director’s contributions to the Company, (iv) compliance with listing standards, (v)  the purpose and provisions of these guidelines, and (vi) the best interests of the Company and its shareholders. To the extent that one or more directors’ resignation are accepted by the Board, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the Board will publicly disclose its decision whether to accept the director’s resignation offer.

Board Performance Evaluation

The Board of Directors has a practice of annually reviewing its performance, and the performance of its committees and individual directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has a written policy and procedures for the review, approval or ratification of transactions with executive officers, directors and nominees for director and their immediate family members. In general, the policy provides that certain transactions with these related persons and their immediate family members and certain transactions with any person who is a security holder known to us to be the beneficial owner of more than five percent of any class of our stock, are subject to the review, approval and/or ratification of the disinterested members of the Audit Committee. If ratification of a transaction is not forthcoming, management must make all reasonable efforts to cancel or annul that transaction. If a transaction with a related party is entered into without the pre-approval of the Audit Committee, it shall not be deemed to violate these policies and procedures, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee for ratification as promptly as reasonably practical after it is entered into or brought to the Company’s attention. All executive officers and directors of H.B. Fuller are informed in writing on an annual basis of these policies and procedures. The Audit Committee may use any process and review any information that it determines is reasonable in order to determine if a transaction is fair and reasonable and on terms no less favorable to H.B. Fuller than could be obtained in a comparable arm’s length transaction with a third party unrelated to H.B. Fuller.

In addition, on an annual basis, each of our directors and executive officers completes a questionnaire and discloses information regarding entities with which they and their immediate family members are affiliated. Any person nominated for election as a director must complete a questionnaire no later than the date he or she becomes a member of the Board of Directors. Any person who becomes an executive officer must complete a questionnaire as soon as reasonably practicable thereafter.

Our Audit Committee annually reviews all transactions and relationships disclosed in the director and officer questionnaires and approves or ratifies, as applicable, any transactions with related persons. The Board of Directors makes a formal determination regarding each director’s independence.

During fiscal year 2016, we had transactions, arrangements and relationships with entities with which some of our related persons, specifically certain of our directors, are affiliated. However, in accordance with the procedures in the Company’s policy, the Audit Committee determined that those related persons had no direct or indirect material interest in those transactions, arrangements and relationships.

DIRECTOR COMPENSATION

The form and amount of compensation for each director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the practices of boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). Similar to our executive compensation policy, the practice of generally aligning to the market median/50th percentile also applies to our director compensation.

2016 Review of Director Compensation

The Compensation Committee uses Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive and director compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee’s independent consultant under the heading “Compensation Committee” in the Corporate Governance section in this Proxy Statement. At its June 2016 meeting, the Compensation Committee reviewed a market analysis conducted by Buck Consultants relating to director compensation, including annual board retainers, committee chair retainers and annual stock-based awards. The market analysis included our peer group (see section titled “Executive Compensation – Compensation Discussion and Analysis – Competitive Market - Peer Group Data” in this Proxy Statement), a subset of our peer group with revenues under $4.2 billion and the Frederic W. Cook & Company 2015 Survey on Non-Employee Director Compensation Across Industry and Size (which includes 300 companies: 100 Small Cap (Less than $1B), 100 Mid Cap ($1B - $5B) and 100 Large Cap (Greater than $5B)). The mid cap company information was the primary point of reference.

After a review of the market comparison data, the Compensation Committee determined the directors’ compensation program was competitive with the market median of companies and no changes were made to our directors' compensation program.

Cash Fees

The fees paid to our non-employee directors are set forth in the table below. Mr. Owens, our President and Chief Executive Officer, does not receive separate compensation for serving as a director or for attendance at any meeting.

The following fees are paid to our non-employee directors:

Annual Cash Retainers

Board Member	$90,000
Non-Executive Chairman	$70,000
Non-Executive Vice Chairman	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$12,000

Equity Awards

Annual Award of Restricted Common Stock or Common Stock units	Valued at $100,000
One-time Initial Award of Restricted Stock units	1,300 units

Expense Reimbursement

We also reimburse each director for any out-of-pocket expenses related to attendance at any meeting or arising from other H.B. Fuller business.

Equity Awards

In addition to the board and chair retainers described above, the Board believes it is important that each director have an economic stake in our Common Stock. As a result, the Compensation Committee typically makes an annual grant in the amount of $100,000 to each non-employee director, which pays out in shares of Common Stock under the terms of H.B. Fuller Company Directors’ Deferred Compensation Plan (“DDCP”) and pursuant to elections made by each director. This plan is described below.

On June 30, 2016, the Compensation Committee made a discretionary award in the amount of $100,000 to each non-employee director. This amount was divided by the fair market value of our Common Stock on the date of grant to determine the number of units awarded under the DDCP.

In addition, each non-employee director typically receives a one-time grant of restricted stock units upon his or her initial election to the Board. These restricted stock unit awards are granted under our H.B. Fuller Company 2016 Master Incentive Plan, which is described below. In general, these shares vest three years from the date of grant subject to continued service during that period.

Directors’ Deferred Compensation Plan

Under this plan, directors may elect to defer all or a percentage of their board and chair retainers. Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock as elected by the director prior to deferring any fees. Directors who elect their retainers to be deferred into H.B. Fuller Common Stock units as an investment are credited with phantom stock units that will be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of H.B. Fuller Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of H.B. Fuller Common Stock on the dividend payment date. If a participant elects to defer retainers into the H.B. Fuller Common Stock account in this plan, we make a 10% matching contribution of additional phantom stock units to the amount invested in H.B. Fuller Common Stock by the director. The phantom stock units credited to the directors’ accounts do not have voting rights. In addition, the Compensation Committee may make discretionary contributions to a participant’s H.B. Fuller Common Stock account under this plan. As described above, during fiscal year 2016, the Committee exercised this discretion and awarded each non-employee director 2,273.24 Common Stock units under this plan.

Any amounts deferred under this plan are paid in shares of Common Stock or cash (depending on the election made by the director) at the earliest to occur of:

•

The later of the date of the director’s retirement (that is, the date of resignation or removal from the Board or the end of the director’s elected term) or such other date as elected and specified by the director, which is subject to approval by the Compensation Committee and is made only at the time of the director’s initial elections and is irrevocable;

•	disability;

•	death;

•	the date of a change in control of H.B. Fuller; or

•	the date of termination of the plan.

H.B. Fuller Company 2016 Master Incentive Plan

In 2016, we asked shareholders to approve the H.B. Fuller Company 2016 Master Incentive Plan (the "2016 Incentive Plan"). The shareholders approved replacing the H.B. Fuller Company 2013 Master Incentive Plan and the 2009 Director Stock Incentive Plan with one omnibus plan covering grants of equity awards to both officers and other employees and to non-employee directors. Under the 2016 Incentive Plan, we may issue to non-employee directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based awards. In addition, shares of H.B. Fuller Common Stock are issued under this plan to satisfy any requirements under the DDCP. The Compensation Committee determines the type, amount and other terms and conditions of any awards under this plan.

Physical Examinations

Non-employee directors are reimbursed for a preventative/diagnostic annual physical examination and local travel expenses. In fiscal year 2016, John C. van Roden, Jr. received reimbursement for a physical examination.

Matching Gifts to Educational, Arts and Cultural Organizations Program

Under this program, we match a non-employee director’s contributions (up to $1,000) to eligible educational, arts and cultural institutions. These amounts are shown in the “All Other Compensation” column of the “Director Compensation Table” in this Proxy Statement.

Director Compensation Table – Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Thomas W. Handley [3]	90,000	100,000	18,505	208,505
Maria Teresa Hilado [4]	90,000	100,000	20,382	210,382
J. Michael Losh [5]	90,000	100,000	10,000	200,000
Lee R. Mitau [6]	172,000	100,000	25,993	297,993
Dante C. Parrini	90,000	100,000	18,451	208,451
Ann W.H. Simonds[7]	90,000	100,000	30,494	220,494
John C. van Roden, Jr.	110,000	100,000	2,894	212,894
R. William Van Sant [8]	135,000	100,000	22,942	257,942

(1)

The amounts in this column are calculated based on the fair market value of our Common Stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Each non-employee director received an award of 2,273.24 Common Stock units on June 30, 2016 with a grant date fair value of $100,000

The aggregate number of deferred stock units held by each non-employee director as of December 3, 2016 were as follows:

Name	Deferred Common stock Units (#)
Thomas W. Handley	32,831
Maria Teresa Hilado	11,307
J. Michael Losh	92,901
Lee R. Mitau	145,887
Dante C. Parrini	8,838
Ann W.H. Simonds	13,279
John C. van Roden, Jr.	30,462
R. William Van Sant	88,492

No non-employee director held any stock options or restricted H.B. Fuller Common Stock as of December 3, 2016.

(2)

These amounts represent the following: for Mr. Handley, a 10% company match pursuant to the DDCP in the amount of $9,000 and $9,505 for approved spousal airfare, meals and related expenses to attend a Board meeting; for Ms. Hilado a 10% company match pursuant to the DDCP in the amount of $9,000, dividends paid on unvested restricted stock in the amount of $548 and $10,834 for approved spousal airfare, meals and related expenses to attend a Board meeting; for Mr. Losh, a 10% company match pursuant to the DDCP, in the amount of $9,000 and a matching gift by H.B. Fuller to a qualified educational institution of $1,000; for Mr. Mitau, a 10% company match pursuant to the DDCP in the amount of $17,200 and $8,793 for approved spousal airfare, meals and related expenses to attend a Board meeting; for Mr. Parrini, $18,451 for approved spousal airfare, meals and related expenses to attend a Board meeting; for Ms. Simonds a 10% company match pursuant to the DDCP in the amount of $9,000, dividends paid on unvested restricted stock in the amount of $548 and $20,946 for approved spousal airfare, meals and related expenses to attend a Board meeting; for Mr. van Roden, a director physical and related expenses of $2,744 and a gift from the Company in the amount of $150; and for Mr. Van Sant, a 10% company match pursuant to the DDCP in the amount of $13,500, a matching gift by H.B. Fuller to a qualified educational institution of $1,000, $8,292 for approved spousal airfare, meals and related expenses to attend a Board meeting and a gift from the Company in the amount of $150.

(3)

Mr. Handley elected to receive 100% of his annual retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $90,000 into 2,030 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(4)

Ms. Hilado elected to receive 100% of her annual retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $90,000 into 2,030 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(5)

Mr. Losh elected to receive 100% of his annual retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $90,000 into 2,030 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(6)

Mr. Mitau elected to receive 100% of his annual retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $172,000 into 3,880 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(7)

Ms. Simonds elected to receive 100% of her annual retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $90,000 into 2,030 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company. Ms. Simonds served on the Board of Directors during fiscal 2016 and during fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

(8)

Mr. Van Sant elected to receive 100% of his annual retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $135,000 into 3,045 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

Stock Ownership Guidelines

We have goals for stock ownership by all non-employee directors. Our goal for director stock ownership is five times the annual board retainer within five years of becoming a director. A review of director stock ownership was conducted using June 30, 2016 stock values. At the time of this review, all directors have met or exceeded this goal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers listed in the Summary Compensation Table in this Proxy Statement (the “named executive officers” or “NEOs”). This discussion and analysis focuses on the information contained in the tables and accompanying footnotes and narrative for fiscal year 2016 which follows. We discuss compensation actions taken during fiscal years 2015 and 2017 to the extent they enhance the understanding of our executive compensation program for fiscal year 2016.

Elements of Executive Compensation. We use base salary, a short-term incentive plan and a long-term incentive plan with equity grants to attract and motivate our executive officers to achieve results that are in the best long-term interests of our shareholders. We generally align with the market median for the three main elements of compensation, and we review these elements each year. The emphasis on short-term and long-term incentive compensation reflects our pay-for-performance philosophy.

Fiscal 2016 Business Results.

Net income for the 2016 fiscal year was $124.1 million, or $2.42 per diluted share, versus income from continuing operations of $88.4 million, or $1.71 per diluted share, in the 2015 fiscal year. Adjusted diluted earnings per share in the 2016 fiscal year were $2.48, up 14 percent versus the prior year’s result of $2.17.

Net revenue for the 2016 fiscal year was $2,094.6 million, up 0.5 percent versus the 2015 fiscal year. Higher volume/mix and an extra week positively impacted net revenue growth by 3.9 percentage points. Lower average selling prices and negative foreign currency translation negatively impacted net revenue growth by 1.6 and 1.8 percentage points, respectively. Constant currency revenue grew by 2.3 percent year-over-year.

During the 2016 fiscal year, the Company had 53 weeks of operations while fiscal year 2015 was the normal 52 weeks in length.

For the 47th consecutive year, we implemented an increase in the amount of quarterly cash dividends paid to shareholders, with an 8% percent increase this year.

We measure our success in large part by the metrics used in our short-term incentive plan. As it relates to our short-term incentive plan, organic revenue is a measure that focuses on our growth without taking into account acquisitions or foreign currency fluctuations. Operating income is a measure of operational effectiveness and profitability, and earnings per share is an overall measurement of profitability and of the effectiveness of the three profitable growth strategies we follow:

• to grow organically by targeting our growth efforts on specific segments where we see opportunity for competitive strength;

• to manage margins by effectively executing operational excellence; and

• to efficiently deploy cash generated that returns additional value to shareholders.

Overall, in fiscal year 2016, with regard to the metrics used in our short-term incentive plan, the Company performed as follows:

• For all Company metrics (organic revenue, adjusted operating income and adjusted earnings per share ("EPS")), we exceeded the threshold level, but did not meet our target, resulting in a payout below target under our short-term incentive plan.

• Performance related to regional and business short-term incentive metrics for our executive officers listed in the Summary Compensation Table in this Proxy Statement (the “named executive officers” or “NEOs”) other than the CEO and CFO, was varied.

We determined to reduce the payouts under our 2016 short-term incentive plan by 50% as part of cost containment efforts. See the section titled "Analysis of Fiscal 2016 Short-Term Incentive Awards" in this Proxy Statement for further discussion. The achievements in our financial metrics, reduced by 50%, resulted in short-term incentive payouts for our CEO of 46.9% of target and ranged from 28.0% to 67.8% of target for our other NEOs.

Please also see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section in our Annual Report on Form 10-K for more information on our fiscal 2016 financial performance.

The above discussion contains non-GAAP financial measures. See "Reconciliation of Non-GAAP Financial Information" in Annex A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to GAAP results.

Fiscal 2016 Compensation Actions. In setting the financial metrics for our short-term incentive plan for fiscal year 2016, our Compensation Committee reviewed company performance expectations and budgeted targets. The primary annual short-term incentive metric targets were set based on predetermined ranges for the achievement of EPS, organic revenue and operating income targets. All targets that were set were considered to be challenging, but achievable.

In January 2016, the Compensation Committee approved the addition of a performance metric to 50% of the restricted stock units ("RSU") granted under our long-term incentive plan. For the CEO, who already had a performance metric as part of his RSU grant, his RSU grant will continue to have a performance element related to EPS, operating income and organic revenue which applies to half of his RSU grant. The other half of the RSU grant will be subject to a return on invested capital ("ROIC") target, which will not vest unless at least a threshold level of performance is met in each year of vesting. For all other NEOs, half of their RSU grant will be subject to ROIC performance and will not vest unless at least a threshold level of performance is met in each year of vesting. For all NEOs, high levels of ROIC performance will result in increased stock vesting amounts.

Effective January 19, 2016, the target value of Mr. Owens’ stock-based awards under the Company’s long-term incentive plan was increased from 250% of his base salary to 300% of his base salary. See discussion below under the heading “Analysis of Fiscal 2016 Short-Term Incentive Awards” for a description of the targets and actual results.

Executive Compensation “Best Practices.” The Company’s compensation program includes several best practices, such as:

• a policy regarding “clawbacks” of executive and key manager incentive compensation which allows the Compensation Committee the discretion to claw back incentive-based compensation in the event that there is a material restatement of the Company’s financial statements or in the event of misconduct by an executive officer or key manager;

 • a prohibition on hedging, pledging and certain other transactions in the Company stock by directors and certain executive officers, including all of the NEOs;

• an emphasis on long-term equity awards to align the executives’ interests with long-term goals and shareholder interests, with the CEO’s long-term equity grant including performance-based vesting restrictions;

 • a prohibition on repricing of stock options; and

 • stock ownership goals for our directors and executive officers, which are reviewed annually.

For fiscal 2016, the Compensation Committee approved the addition of a financial performance metric to 50% of the restricted stock units granted under our long-term incentive plan for all of our NEOs.

Philosophy

The philosophy of our executive compensation program is to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders. We have designed and implemented our compensation programs for our executive officers to meet three principal goals:

•	Attract and retain qualified executive officers;

•	Motivate these individuals to achieve short-term and long-term corporate goals, without undue risk-taking; and

•	Promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

To meet these goals, H.B. Fuller has the following guidelines:

•	Pay compensation that is competitive with the practices of companies in a broad number of industries, including comparable companies in the chemical industry, with revenues comparable to our revenues;

•	Pay for performance by setting challenging performance goals for our executive officers and providing a short-term incentive plan that is based upon achievement of these goals; and

•

Provide long-term incentives in the form of stock options and restricted stock units that are designed to increase long-term shareholder value by aligning the interests of our executive officers with those of our shareholders.

We strive to keep the target value of each individual element of compensation at or near the market median/50th percentile, thereby maintaining target total compensation at or near the market median/50th percentile.

Competitive Market

We use several surveys and data points when we review executive compensation as described below.

General Survey Data. We define our market as a broad range of companies across various industries in the $1-3 billion revenue category. We chose this revenue category because revenue from our prior fiscal year was in this range and revenue from fiscal 2016 was expected to be in this range. The Compensation Committee uses published survey data from the following sources for our executive compensation analysis:

  • Aon Hewitt ($1-2.49 billion revenue category for corporate positions and relevant revenue categories for non-corporate positions)

 • Towers Watson ($1-3 billion revenue category for corporate positions and relevant revenue categories for non-corporate positions)

H.B. Fuller participates in both of these surveys. The Aon Hewitt survey includes 401 companies and is titled “Total Compensation MeasurementTM (TCMTM) Executive Total Compensation by Industry – United States 2015”; and the Willis Towers Watson survey includes 465 companies and is titled “2015 Compensation Data Bank (CDB™) General Industry Executive Compensation Survey Report – U.S.”

In the case of Mr. Kivits, our Senior Vice President, EIMEA, the Compensation Committee reviews his total compensation relative to the market approximately every other year. In 2016, market data was provided by Willis Towers Watson for Mr. Kivits' position.

Peer Group Data.  Our peer group consists of the following companies:

Albemarle Corp.	FMC Corp.	Polyone Corp.
Ashland Inc.	Graco Inc.	RPM International Inc.
Avery Dennison Corporation	Hexcel Corp.	A. Schulman, Inc.
Axiall Corporation	International Flavors & Fragrances Inc.	Sensient Technologies Corp.
Cabot Corp.	Nordson Corporation	Sigma-Aldrich Corp.
Cytec Industries Inc.	Olin Corp.	The Valspar Corporation
Ferro Corp.	OM Group, Inc.

These companies represent comparable global, publicly-traded companies with revenues between $1.068 billion to $5.957 billion (for the most recent fiscal year).  Due to completed acquisition activity, Cytec Industries Inc. and Sigma-Aldrich Corp. were removed from the peer group in 2016. Due to pending acquisition activity, The Valspar Corporation and Axiall Corporation will be removed from our peer group in 2017. For fiscal year 2017, we added Celanese Corp., Chemtura Corporation and Donaldson Company as these companies share common characteristics with the Company and serve as good comparators for compensation purposes. These changes also moved the Company to the 33rd percentile (for annual revenue) of the peer group.

Use of Market Data in Fiscal 2016

When analyzing compensation paid to NEOs, the Compensation Committee uses specific data that matches revenue and job responsibilities from the published surveys named above, based on availability, by position. For fiscal 2016, the above-referenced survey data used by the Compensation Committee to review total compensation (base salary, short-term incentive compensation and long-term incentive compensation) for our executive officers showed that our total compensation was generally in line with the market data matched according to revenue and job responsibilities.

In addition, for the NEOs, management and the Compensation Committee used the peer group data, in conjunction with the general surveys, as a reference point for compensation design considerations. This data was derived from the most recent proxy statement available for each peer company. The primary data sources for pay level information for our executive officers are the survey sources listed under the heading “General Survey Data.” This survey data is supplemented by peer group data, which is adjusted for differences in the sizes of companies in the peer group.

The Compensation Committee uses survey data and peer group data because these sources of data are considered reliable market information. When we refer to market data in the rest of this Compensation Discussion and Analysis, unless otherwise noted, we are referring to the “General Survey Data” and the “Peer Group Data” discussed above.

Compensation Process

The Compensation Committee reviews and approves all elements of compensation for our CEO, taking into account the Board of Directors’ review and assessment of the performance of the CEO as well as competitive market data and information from our human resources personnel and the Compensation Committee’s independent compensation consultant. The Compensation Committee also reviews and approves all elements of compensation for our other executive officers using the same sources noted above and taking into account the recommendations of the CEO.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration factors related to our performance, such as our earnings and revenue growth, and business-unit-specific operational and financial performance. Other considerations include our business objectives, corporate responsibilities (including equity among executive officer positions and affordability), competitive practices and trends, and local legal requirements. In deciding on the type and amount of compensation for each executive officer, the Compensation Committee focuses on both the current pay and the opportunity for future pay, and combines the compensation elements for each executive officer in a manner that optimizes the executive officer’s contribution to the Company.

The Compensation Committee on occasion meets with the CEO and/or certain other executive officers to obtain recommendations with respect to our compensation program, practices and packages for executive officers and directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The CEO typically attends the Compensation Committee’s meetings, except when his compensation package is discussed. In addition, the Compensation Committee also holds executive sessions not attended by any members of management, including the CEO.

The Role of Shareholder Say on Pay Votes. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “Say on Pay Proposal”). At the Company’s Annual Meeting of Shareholders held in April 2016, 96.6% of the votes cast on the Say on Pay Proposal were voted in favor of the proposal. The Compensation Committee believes this is an overall endorsement by the shareholders of support of the Company’s approach to executive compensation. In fiscal year 2016, the Compensation Committee added a performance metric to a portion of the restricted stock unit grants for all NEOs. The Compensation Committee will continue to take into account the outcome of the Company’s Say on Pay Proposal votes when making future compensation decisions for the NEOs.

Compensation Consultant

The Compensation Committee uses Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee’s independent consultant under the heading “Compensation Committee” in the Corporate Governance Section in this Proxy Statement. In this Proxy Statement, we discuss the use of compensation consultants when the Compensation Committee utilized its independent consultant for a specific project. In addition, from time to time, management receives information from the compensation consultant in preparation for Compensation Committee meetings.

Key Elements of the Executive Compensation Program

The key elements of the executive compensation program are:

Purpose	Considerations
Base salary Attract and retain high caliber executive talent with competitive fixed compensation. Base salary is not performance based.

Each NEO’s job is positioned in a salary grade based upon market data and an analysis of the related job responsibilities. Salary ranges are established to generally reflect competitiveness at the market median/50th percentile. Within these salary ranges, base salaries are set considering the experience and skills each NEO brings to the position. Salary increases are determined considering individual performance.

Short-term incentive (cash bonus)

Aligns executive performance with achievement of annual company strategic goals and objectives and provides financial reward for meeting or exceeding specific metrics. Payouts are dependent on achievement of predetermined annual financial performance goals, which are aligned with long-term targets.

Short-term incentive awards are set for each executive officer so that the expected payout at target performance levels would result in competitive market levels of such compensation. Payments under the short-term incentive plan can range from no payment to a payment higher than the target, based upon actual results.

The annual short-term incentive plan is designed to achieve several goals, including emphasizing the Company’s commitment to competitive compensation practices, driving a high performance culture and ensuring accountability. The short-term incentive plan places emphasis on achievement of financial metrics and focuses attention on business results. It also reinforces the importance of measurable and aligned goals and objectives.

Long-term incentive (stock options, performance-based restricted stock units and time-based restricted stock units)

Stock options, performance-based restricted stock units and time-based restricted units attract, retain and reward high caliber executive talent; ownership of common stock encourages long-term strategic decision making that is aligned with shareholder interests.

Our long-term incentive plan ties a significant portion of our executive officers’ total compensation to shareholder value creation, as measured by share price performance. The combination of stock options, performance-based restricted stock units and time-based restricted stock units provides an appropriate balance between performance-based rewards and retention.

Stock options, performance-based restricted stock units and time-based restricted stock units reward for performance and promote stock ownership.

Increase in share price of H.B. Fuller Common Stock increases value of options and both performance-based and time-based restricted stock unit awards. The CEO’s annual grants of restricted stock units contain performance goals which must be achieved before the restricted stock units may vest.

Other Benefits (includes supplemental retirement and deferred compensation plans, severance, change-in-control and other perquisites)

Attract and retain high caliber executive talent. These benefits are not performance-based.

In order to attract and retain high caliber executive talent, we provide NEOs market competitive perquisite and other benefit programs. We also provide some of these benefits to assist our executive officers so that they may efficiently use their time on H.B. Fuller business. Our U.S.-based NEOs participate in the same health and welfare programs as all other U.S.-based H.B. Fuller employees.

The graph below shows the percentage of each of the main elements of total compensation (base salary, short-term incentive, long-term incentive (stock options and restricted stock units)) as measured by actual amounts paid in fiscal 2016 for the CEO and the other NEOs as set forth in the “Summary Compensation Table” in this Proxy Statement.

Additional information regarding base salary, short-term incentive compensation and long-term incentive compensation follows.

Fiscal 2016 Base Salaries

In General.    In January of each year, the Compensation Committee reviews and considers the annual performance of the CEO and the other NEOs. The effective date of annual merit increases is February 1st. In April, the Compensation Committee reviews the overall compensation (base salary, short-term incentive, long-term incentive and high-level review of perquisites) of all of the executive officers (including the NEOs) for market competitiveness.

The amount of annual base salary and year-over-year increase for each of the NEOs in fiscal year 2016 is set forth in the following table.

Named Executive Officer	Base Salary as of 12/1/2015 ($)	Base Salary as of 2/1/2016 ($)	Percent Increase from 12/1/2015 to 2/1/2016 (%)
James J. Owens	989,296	1,016,996	2.8%
John J. Corkrean	n/a1	470,000	n/a1
James R. Giertz	588,672	601,034	2.1%
Zhiwei Cai	n/a2	350,000[2]	n/a2
Traci L. Jensen	455,940	465,515	2.1%
Patrick M. Kivits[3]	335,928	335,928	n/a3

(1)	Mr. Corkrean began employment with the Company on May 17, 2016.

(2)	Mr. Cai was not an executive officer on February 1, 2016. He was promoted to Vice President, Engineering Adhesives on February 12, 2016 and received a salary of $350,000 effective on that date.
(3)

Non U.S.-based compensation paid to Mr. Kivits is denominated in Euros and has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes. Mr. Kivits did not receive a merit increase on February 1, 2016 because he had not been employed at the Company for six months. Effective March 14, 2016, he received a 1.5% merit increase to a salary of $340,967. On July 1, 2016, he received a 10% increase to his base salary to $375,065 in recognition of strong performance and to generally align his salary to the midpoint of the salary range.

Analysis of Fiscal 2016 Base Salaries. In January 2016, the Compensation Committee reviewed Mr. Owens’ base salary, short-term incentive target and long-term incentive target amount. The review included the following market data: 2015 U.S. MBD: Mercer Benchmark Database Executive Compensation Report (All Industry - data regressed to $2.1 billion in annual revenue); Towers Watson 2015 CSR Top Management Compensation Survey Report U.S.: Corporate, All Industry For Profit (excluding financial services) with annual revenues between $1-2.5 billion and median revenues of 2.2 billion); and AON Hewitt Total Compensation MeasurementTM (TCMTM) Executive Total Compensation by Industry – United States 2015 (all industries with revenues $1-2.49 billion). The Compensation Committee also reviewed market data relating to our peer group. Based on this market data review, there were no changes to the short-term incentive plan. The long-term incentive plan target for the CEO was increased from 250 percent of base salary to 300 percent of base salary. This change was made to better align the CEO's long-term incentive plan target with market values. Mr. Owens received a 2.8% merit increase after a review of his performance and the data set forth above. Mr. Owens is in the fourth quartile of the CEO salary range.

Mr. Corkrean's fiscal 2016 base salary was in the third quartile of his salary range. Mr. Giertz’s fiscal 2016 base salary was in the fourth quartile of his salary range. Mr. Giertz's salary has historically been higher than the midpoint in this salary range to reflect his extensive experience in both finance (as a CFO) and in operations with prior employers, where he held key leadership positions in several companies. For fiscal 2016, Mr. Giertz received a merit increase of 2.1% effective February 1, 2016 and he remains in the fourth quartile of his salary range on February 1, 2016. Mr. Cai was not an executive officer as of February 1, 2016. He received a promotion to Vice President, Engineering Adhesives on February 12, 2016. His base salary was approximately at the midpoint of his salary range on February 12, 2016. Ms. Jensen received a merit increase of 2.1% effective February 1, 2016 and her base salary is in the third quartile of her salary range on February 1, 2016. On July 25, 2016, Ms. Jensen changed job responsibilities from Sr. Vice President, Americas Adhesives to Sr. Vice President, Global Construction Products. Mr. Kivits received a merit increase of 1.5% effective March 14, 2016. On July 1, 2016, he received a 10% increase in recognition of strong performance and to generally align his salary to the midpoint of the salary range.

For fiscal 2016, all merit increases for the NEOs fell within the Company’s general merit increase guidelines for our general employee population. The range of increases provided to NEOs was 1.5% to 2.8%.

Fiscal 2016 Short-Term Incentive Compensation

In General.  Each year, the Compensation Committee establishes the annual cash incentive target opportunities as a percentage of base salary. Under the short-term incentive plan, the Compensation Committee may also consider extraordinary circumstances that may positively or negatively impact the achievement of the total Company performance objectives.

For fiscal 2016, based on market data, the annual cash incentive target opportunity for our executive officers ranged from 48% to 100% of base salary at a target level of performance. Potential payouts range from 0% to 200% of the target award based on attainment of operating unit and/or Company predetermined financial goals. The threshold level for the annual cash incentive was set at 80% of each financial target goal, except the organic revenue metrics had a threshold amount of 90%. At these levels, the annual cash incentive would pay out at 50% of the target incentive. Higher payouts are possible if performance is above threshold levels. For example, at the “superior” level (110% for organic revenue and 115% for all other metrics), payout is 150% of target and at the “superior stretch” level (115% for organic revenue and 125% for all other metrics), payout is 200% of target.

The Compensation Committee, in its discretion, has the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis for the NEOs. We determined to reduce the payout under our 2016 short-term incentive by 50% as part of cost containment efforts. See the section titled "Analysis of Fiscal 2016 Short-Term Incentive Awards" in this Proxy Statement for further discussion.

All performance measures for the NEOs, and the percentage of short-term incentive compensation based on these measures as established by the Compensation Committee, are set forth in the table below:

Performance Metrics	CEO	EVP, CFO and EVP, Strategy[1]	Operating Segment[2]	SVP, EIMEA[3]
EPS[4]	30%	30%	30%	30%
Company Organic Revenue[5]	30%	30%
Company Operating Income[6]	40%	40%
Operating Segment(s) Organic Revenue			30%	20%
Operating Segment(s) Operating Income			40%	25%
Global Key Market Organic Revenue				15%
Global Key Market Gross Margin[7]				10%

(1)	Mr. Giertz’s performance metrics did not change when he became Executive Vice President, Strategy on May 17, 2016, after serving as EVP, CFO prior to May 17, 2016.

(2)

Includes Mr. Cai and Ms. Jensen. Prior to Mr. Cai’s promotion on February 12, 2016, his performance metrics were weighted differently: EPS – 25%, Engineering Adhesives Operating Segment Revenue – 35%, and Engineering Adhesives Operating Segment Operating Income – 40%.

(3)	Includes Mr. Kivits.

(4)	Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure and excludes costs referenced in the reconciliation on Annex A.

(5)

Organic revenue is defined as the adjusted reported revenue as disclosed in the Company’s fourth quarter earnings release and is adjusted for currency impact compared to budgeted exchange rates. Unbudgeted acquisitions and divestitures are excluded from the calculation.

(6)

Operating income (“OI”) is defined as the adjusted gross profit minus adjusted selling, general and administrative expenses as disclosed in the Company’s fourth quarter earnings release and is adjusted for currency impact compared to budgeted exchange rates. Unbudgeted acquisitions and divestitures are excluded from the calculation.

(7)	Gross Margin (in dollars) is defined as Net Revenue less Cost of Sales.

Analysis of Fiscal 2016 Short-Term Incentive Awards.  The financial performance measures approved by the Compensation Committee in early fiscal 2016 were selected because management believed they were the most representative measurements of our financial results and were key financial measures that linked to our long-term strategic plan. In establishing these goals for fiscal year 2016, we considered our prior year results, economic conditions and expected business opportunities. The specific performance goals for the target level are considered to be challenging but achievable. In addition, we set superior and superior stretch goals which pay amounts for performance exceeding the target. These are noted in the table on page 40 below. The following chart shows the percentage increase in fiscal year 2016 performance targets over fiscal year 2015 actual results for each measure used to determine the short-term incentive bonuses:

Performance Metric	FY 2016 Target Increase Over FY 2015 Actual
EPS	15.21%
Company Organic Revenue	0.72%
Company Operating Income	9.55%
Engineering Adhesives Segment Organic Revenue	21.17%
Engineering Adhesives Segment Operating Income	1.66%
Americas Adhesives Segment and Construction Products Segment Organic Revenue	0.95%
Americas Adhesives Segment and Construction Products Segment Operating Income	6.87%
Construction Products Segment Organic Revenue	5.42%
Construction Products Segment EBITDA	12.86%
EIMEA Segment Organic Revenue	2.7%[1]
EIMEA Segment Operating Income	45.15%
Global Key Metrics	*[2]

(1)	In local currency, the Organic Revenue target was growth of 2.7%. In U.S. dollars, the growth is -3.54% and is negative due to the impact of foreign exchange rates.

(2)	We consider our Global Key metrics to be confidential.

For fiscal 2016, the financial performance measures for the target, superior and superior stretch performance and the actual performance were as set forth below. Amounts shown in the table below may differ from reported results due to adjustments which are allowed under the short-term incentive plan as set forth in footnote 2 in the table below.

Performance Metric ($ amounts in thousands as noted, except EPS)	CEO, EVP, CFO, and EVP, Strategy	VP, Engineering Adhesives[1], SVP, Global Construction Products, SVP, EIMEA
EPS
Target	$2.50	$2.50
Superior/Superior Stretch	$2.88/3.13	$2.88/3.13
Actual[2]	$2.48	$2.48
Company Organic Revenue
Target	$2,099,755
Superior/Superior Stretch	$2,309,731/2,414,718
Actual[2]	$2,061,448
Company Operating Income
Target	$211,365
Superior/Superior Stretch	$243,070/264,206
Actual[2]	$205,198
Engineering Adhesives Segment Organic Revenue
Target		$241,744
Superior/Superior Stretch		$265,918/278,006
Actual[2]		$239,983
Engineering Adhesives Segment Operating Income
Target		$9,060
Superior/Superior Stretch		$10,419/11,325
Actual[2]		$12,684
Americas Adhesives Segment and Construction Products Segment Organic Revenue
Target		$1,112,683
Superior/Superior Stretch		$1,223,951/1,279,585
Actual[2]		$1,060,057
Americas Adhesives Segment and Construction Products Segment Operating Income
Target		$158,665
Superior/Superior Stretch		$182,465/198,331
Actual[2]		$131,406
Construction Products Segment Organic Revenue
Target		$287,946
Superior/Superior Stretch		$316,741/331,138
Actual[2]		$255,738
Construction Products Segment EBITDA
Target		$38,816
Superior/Superior Stretch		$44,638/48,520
Actual[2]		$19,473
EIMEA Segment Organic Revenue
Target		$529,052
Superior/Super Stretch		$581,957/608,410
Actual[2]		$529,255
EIMEA Segment Operating Income
Target		$31,899
Superior/Superior Stretch		$36,684/39,874
Actual[2]		$44,020
Global Key Market Metrics	*[3]	*[3]

(1)

On February 12, 2016, Mr. Cai was promoted to Vice President, Engineering Adhesives. From November 29, 2015 through February 11, 2016, Mr. Cai’s performance metrics were weighted differently: EPS – 25%, Engineering Adhesives Operating Segment Revenue – 35%, and Engineering Adhesives Operating Segment Operating Income – 40%. In addition, during the period prior to his promotion, no superior stretch goal was applicable.

(2)

In calculating actual results, the following adjustments will be made: (a) individual legal settlements (payments or receipts) with a value (net of insurance) of $3 million or greater will not be included in metric calculations, (b) unbudgeted reorganization or restructuring-related items which cannot be offset by related benefits in the fiscal year will not be included in metric calculations, (c) unbudgeted asset write-downs in excess of $2 million will not be included in metric calculations, (d) adjustments needed to: (1) correct any inadvertent errors or miscalculations made in setting a performance target for our key markets (such as Hygiene, Packaging, or Durable Assembly), or (2) account for changes resulting from new accounting definitions, requirements or pronouncements, and (e) other items as publicly disclosed in the Company’s quarterly earnings release. However, the above adjustments (a) – (d) will not be made to the extent they are inconsistent with publicly disclosed earnings. Calculations showing reconciliations from our audited financial statement numbers to the actual results used for our short-term incentive plan may be found in Annex A to this Proxy Statement.

(3)	We consider the targets for our Key Market Metrics to be confidential.

During the third quarter of fiscal 2016, the Compensation Committee, at the recommendation of management, decided to reduce the fiscal 2016 short-term incentive payout by 50%. This change was made as part of cost containment efforts at the Company. This reduction in the short-term incentive plan was only in place for fiscal year 2016, and we anticipate that we will revert to our normal short-term incentive in fiscal year 2017.

The short-term incentive actual payment as a percent of base salary for fiscal 2016 for each of our NEOs set forth in the table below reflects the 50 percent reduction noted above:

Named Executive Officer	Target Payment as a % of Base Salary	Actual Payment as a % of Fiscal Year Base Salary	Actual Payment ($)[1]
James J. Owens	100%	46.9%	474,511
John J. Corkrean	65%	30.5%	77,290
James R. Giertz	70%	32.8%	196,524
Zhiwei Cai	48%[2]	31.4%	105,772
Traci L. Jensen	65%	18.2%	84,547
Patrick M. Kivits	52%	33.3%	117,859[3]

(1)

The actual total payment that was made for the fiscal year is also found in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” in this Proxy Statement. The short-term incentive award payment opportunity at each level of performance for our NEOs for fiscal 2016 is shown in the “Grants of Plan-Based Awards During Fiscal Year 2016” table in this Proxy Statement.

(2)	Mr. Cai’s target for the period from November 29, 2015 to February 11, 2016 was 38% and from February 12, 2016 through December 3, 2016 was 48%.
(3)	Non U.S.-based compensation paid to Mr. Kivits is denominated in Euros and has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes.

Bonus Multiplier Program

In addition to the short-term incentive program, we have a bonus multiplier program that is intended to incentivize and reward individual performance. The plan pays plus or minus 5% of an individual’s short-term incentive payout based on performance related to an individual metric. Each NEO (excluding the CEO and anyone serving as CFO during any part of the year) have an individual metric and target. If the eligible NEO achieves his or her performance target as of fiscal year-end, he or she will receive an additional 5% of his or her annual short-term incentive bonus payout. If the eligible NEO does not achieve their performance target as of fiscal year end, the NEO will receive a 5% reduction to his or her annual short-term incentive bonus payout. The CEO has the authority to change the minus 5% adjustment to zero in situations where the ability to obtain the metric is outside of the eligible NEO’s control or if performance is 95% of target or greater. In such cases, the standard short-term incentive payout applies. Amounts paid or deducted under this program are included in the amount reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The NEOs’ individual metrics are key financial measures for the specific businesses for which they are responsible. We consider the metrics and targets to be confidential. Mr. Cai's potential multiplier was adjusted to zero. Traci Jensen did not meet her target, resulting in a bonus adjustment of negative 5% of her short-term incentive. Patrick Kivits met his target resulting in a bonus adjustment of plus 5% of his short-term incentive.

Fiscal 2016 Long-Term Incentive Compensation

In General.  The fiscal 2016 long-term incentive plan design includes grants with a mix of 50% nonqualified stock options and 50% restricted stock units based on the H.B. Fuller Common Stock value of the award on the date of grant. In fiscal 2016, the Compensation Committee decided to add a performance metric to 50% of the restricted stock unit grants.

Stock Options.  The standard nonqualified stock options typically vest in three equal installments on each anniversary date of the grant date, as long as the optionee continues to be employed by the Company, which enhances retention. Vested stock options provide a benefit to an executive officer only if the market value of the stock increases over the term of the option and if the executive officer remains employed at H.B. Fuller. Stock options are granted for a 10-year term. Stock options are granted with an exercise price equal to the fair market value of the H.B. Fuller Common Stock on the date of grant.

Restricted Stock Units.  RSU grants typically vest in three equal annual installments from the grant date, which enhances retention. RSU awards provide a benefit to an employee only if the employee remains employed until the award vests. Dividends are accrued on restricted stock units during the period prior to vesting and are subject to the same vesting requirements, with payment in the form of additional shares once vesting has occurred. Restricted stock units do not have voting rights. In addition, if the market value of the stock increases over the grant date price of the award, the employee further benefits from that appreciation in value. Beginning in fiscal 2016, 50 percent of the restricted stock units vest based on continued employment over time and 50% vest based on whether or not performance criteria are met. For the CEO, who already had a performance metric as part of his past RSU grants, his RSU grant will vest 50% based on achievement of EPS, operating income or organic revenue performance goals. The other 50% of his RSU grant will vest based on achievement of a return on invested capital (“ROIC”) target. The vesting criteria is the same for the other NEOs.

The value of an individual’s target award is established to generally reflect competitiveness at the market median/50th percentile for the applicable position and grade level. The CEO recommends to the Compensation Committee the number of stock options and RSUs (both time-based and performance-based RSUs) to be granted to each executive officer. The Compensation Committee retains full authority to accept, modify or reject these recommendations and to increase or decrease the value of the award. The Compensation Committee also reviews total Company performance and the CEO’s individual performance to determine the award for the CEO. The number of options is determined based on a Black-Scholes valuation, and a 30-day share price average is applied. To determine the number of restricted stock units to be awarded, a 30-day share price average is applied.

The Compensation Committee reviews and approves long-term incentives for our CEO and the other executive officers in January of each year. This long-term incentive grant date in January aligns with the annual individual performance review process and allows the grants to occur during the open trading period (after our fiscal year-end annual earnings release) for H.B. Fuller Common Stock as provided under Company policy. We do not allow backdating of options, nor do we have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

The target values for each named executive officer’s long-term incentive award are set forth in the table below. It is the general practice of the Compensation Committee to make awards to executive officers in a range of 80% to 120% of the target value below.

Named Executive Officer	Annual Target Value of Long-Term Incentive for FY 2016 ($)	Actual Value of Long-Term Incentive for FY 2016 ($)
James J. Owens	3,050,989	3,050,989
John J. Corkrean	500,000[1]	337,450[1]
James R. Giertz	625,000	625,000
Zhiwei Cai	275,000[2]	267,459[2]
Traci L. Jensen	500,000	500,000
Patrick M. Kivits	375,000	375,000

(1)	Mr. Corkrean began employment with the Company on May 17, 2016. Therefore, his actual long-term incentive was prorated. The annual target value noted is for a full fiscal year.
(2)	Mr. Cai was promoted on February 12, 2016. Therefore, his actual long-term incentive was prorated. The annual target value noted is for a full fiscal year.

Analysis of Fiscal 2016 Long-Term Incentive Awards.  In January, 2016, each NEO (excluding the CEO) received grants of restricted stock units. Half of the restricted stock units contain a ROIC performance metric and the other half are time based. The performance-based restricted stock units vest ratably over three years if the ROIC metric for each year is met at the threshold level or above. The time-based restricted units vest ratably over three years if the NEO remains employed at the Company.

The CEO received grants of restricted stock units, all of which are performance based.

• Half of the restricted stock units contain a ROIC metric consistent with the other NEOs, as described above. As of January 19, 2017, the ROIC metric for the first year of vesting was met. Our metric target was 9.5% ROIC. The Company achieved 10.6% ROIC. Therefore, the vesting was at 127.5% of target.

• The other half of the restricted stock units contain a requirement that the restricted stock units will vest in three equal installments only if (1) one or more of the performance measures in the CEO’s short-term incentive plan are met at the threshold level for fiscal 2016 as determined by the Compensation Committee and (2) Mr. Owens continues to be employed by the Company on the respective vesting date. Both of these requirements were met as of January 19, 2017. Therefore, the remaining two installments of these restricted units will vest according to the three-year vesting schedule as long as Mr. Owens remains employed by the Company. There is no higher level of payout for these restricted stock units if target, superior or superior stretch performance is achieved for any of the measures.

During fiscal year 2016, all long-term incentive awards to the NEOs were granted at 100% of the target value above. Mr. Cai received an additional grant of restricted stock units upon his promotion in February 2016. Mr. Corkrean received an additional grant of restricted stock units upon his hire in May 2016. Fiscal year 2016 long-term incentive awards of stock options and restricted stock units are set forth in the “Grants of Plan-Based Awards During Fiscal Year 2016” table in this Proxy Statement.

Other Executive Benefits and Perquisites

In General.

We provide the following perquisites and benefits to our executive officers who are based in the United States or who are U.S. expatriates:

Perquisites and Benefits	Description

Defined Contribution Restoration Plan	•	Non-qualified retirement plan, consisting of the following three components:

3% non-elective (retirement) contribution restoration for compensation in excess of IRS limits for eligible U.S. employees,,

4% 401(k) match restoration for compensation match in excess of IRS limits, and

Additional credit equal to 7% of eligible earnings.

Key Employee Deferred Compensation Plan	•

Allows deferral of a portion of annual base salary and/or any annual incentive payment. If an executive defers a portion of his or her salary or incentive payment into the Company stock account, the Company credits units of Common Stock and matches 10% of the amount credited with units of Common Stock. Only Mr. Cai participated in this plan during fiscal year 2016.

Financial Counseling	•	Up to $7,500 annually in financial planning and tax preparation.

Executive Health Exams	•	Annual preventive/diagnostic physical examination and local travel-related expenses.

Excess Liability Insurance	•

Group personal excess liability insurance policy provides individual coverage up to $5,000,000. The Company pays the policy premium and the premium is included in the named executive officer’s income and is grossed up to pay the tax withholding (except where such payments are not taxable).

Relocation Expense	•	Assistance with relocation, sale and purchase of home, temporary living assistance, and movement of property, including a tax gross up for certain assistance that is taxable.

Long-Term Disability Insurance	•

Executives may elect to purchase long-term disability insurance coverage of 50% of their salary up to $20,000 per month. The premiums are paid on an after-tax basis by the employee and then reimbursed by the Company.

Of the perquisites and benefits set forth above, only the financial counseling, executive health exam and the excess liability insurance are provided to Mr. Kivits, who is not based in the United States and is not an expatriate. Other benefits provided to Mr. Kivits include:

Perquisites and Benefits	Description
Retirement Plan	•

Mr. Kivits participates in a defined contribution scheme where contributions are age related and the contribution is shared between the employer and employee. The employee’s contribution is always 5% of pensionable salary and the employer’s contribution is age dependent. In fiscal year 2016, the employer’s contribution was 12.6%. Pensionable salary is annual base salary minus the offset of the Netherlands state pension.

Additional Health and Life Insurance	•	We provide additional health insurance for Mr. Kivits and his family and a €1,000,000 fixed life insurance policy.

Auto Benefit	•	Lease of car

Analysis of Fiscal 2016 Executive Benefits and Perquisites. We provide perquisites to our executive officers to generally reflect competitiveness at the market median/50th percentile.

In conjunction with the annual review of executive officer total compensation, the Compensation Committee reviews executive officer benefits and perquisites for market prevalence. In fiscal 2016, the Compensation Committee reviewed market data on the prevalence of the following benefits and perquisites provided by the Company: the Key Employee Deferred Compensation Plan, executive health programs, financial counseling, and Defined Contribution Restoration Plan. The data used to review the market prevalence of all of these benefits was provided by our compensation consultant and included a review of perquisite offerings from our peer group. The Compensation Committee reviewed the data provided and made no changes due to the general market prevalence of these programs.

All perquisites paid to our NEOs are disclosed in the “Summary Compensation Table” under the “Other Compensation” column and the footnotes thereto.

Severance, Change-in-Control and other Employment-Related Agreements

In General. H.B. Fuller does not have employment agreements with any of the NEOs that provide for a specified term of employment. The Company does have an employment agreement with Mr. Kivits as discussed below. The Company also has change-in-control agreements discussed under the heading “Change-in-Control Agreements” and executive severance agreements discussed under the heading “Severance.”

Severance. The executive severance agreements provide for payment of the following severance benefits if the eligible executive officer’s employment is terminated involuntarily by the Company without cause (as defined in the agreement) or voluntarily by the executive officer for good reason (as defined in the agreement):

•	Severance pay equal to one times (two times for the CEO) base salary plus target annual bonus, payable over the 12 months (24 months for the CEO) following termination;

•	Continued group medical and dental insurance over 12 months (18 months for the CEO); and

•	Outplacement services with a value of up to $20,000.

Except as indicated above with respect to the CEO, the same form of agreement was provided to all NEOs other than for Mr. Kivits. The severance agreement with Mr. Kivits provides for a reduction in any severance pay due to him for any severance pay required by local law.

Change-in-Control Agreements. All NEOs have entered into change-in-control agreements with H.B. Fuller. The agreements are a critical and effective tool to attract and retain executives, especially during times of uncertainty. These agreements provide for payments under certain circumstances following a change-in-control of the Company. The Compensation Committee believes that one of the purposes of providing change-in-control agreements is to provide financial security to the executive officer in the event the executive officer’s employment is terminated in connection with a change-in-control. The agreement is intended to ensure the executive officer remains focused on activities related to a change-in-control that could be in the best interest of the Company and its shareholders, and that the executive officer is not distracted by compensation implications as a result of a change-in-control. The Compensation Committee also believes that change-in-control agreements assist in the retention of executive officers at a time when their departure might be detrimental to the Company and shareholders.

The change-in-control agreements contain a “double trigger” for receipt of change-in-control payments. This means that there must be a change in control of the Company and a termination of employment (or a material change to employment) during the covered period for the provisions to apply and benefits to be paid. The Compensation Committee believes that a “double trigger” is more appropriate than a “single trigger,” because a double trigger prevents the unnecessary payment of benefits to an executive officer in the event that the change in control does not result in the executive officer’s termination of employment or a material change in the terms of the executive officer’s employment (such as demotion, pay cut or relocation).

Our change-in-control arrangements have been structured to ensure that executives receive the full intended benefits of these arrangements in the event that a transaction should take place, particularly when their short tenure creates an imbalance between intended benefit and potential tax liability. Our approach has been to provide our executives with arrangements that include a modified tax gross up. These arrangements eliminate de minimis or inefficient gross-up payments, only providing tax gross up in cases of significant imbalance. The Compensation Committee reviews all change-in-control packages periodically to ensure their continued effectiveness.

An explanation of any payments to be made under the change-in-control agreements is found under the heading “Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control” in the section of this Proxy Statement titled “Potential Payments Made Upon Termination or Change-In-Control.”

Other.  The Company has an employment agreement with Mr. Kivits, because employment agreements are customary in the Netherlands where Mr. Kivits is based. The agreement with Mr. Kivits sets forth his salary, job functions and benefits, and contains intellectual property ownership rights, termination, non-competition and confidentiality provisions. Mr. Kivits or the Company may terminate his employment at the end of a month, subject to statutory notice periods. See the section titled “Potential Payments made upon Termination or Change-in-Control” later in this Proxy Statement for contractual payments that the Company may owe Mr. Kivits under his employment agreement.

Stock Ownership

We believe that ownership of H.B. Fuller Common Stock by executive officers encourages long-term, strategic decision making that helps to reduce undue short-term risk-taking and is aligned with the best interests of H.B. Fuller’s shareholders and other constituents. Goals for recommended levels of executive stock ownership were established in 2003 and are reviewed annually by the Compensation Committee. An executive officer’s stock ownership goal (which includes H.B. Fuller Common Stock directly held by the executive officer and H.B. Fuller Common Stock held in the 401(k) Plan, restricted stock, restricted stock units and stock units held in the Key Employee Deferred Compensation Plan) ranges in dollar amount from one to five times the executive officer’s annual base salary.

The guideline for the CEO is ownership of at least five times his base salary in H.B. Fuller Common Stock, and the guideline for other NEOs is ownership of at least three times their base salaries. The guideline provides that an executive should strive to reach and then maintain the applicable stock ownership goal within five years of appointment to their position. The review was based on job grades and stock values in effect as of June 30, 2016. At that point in time, the CEO and all other NEOs have met the applicable stock ownership goal.

If after five years in his or her position, a named executive officer has not met his/her stock ownership goal, the named executive officer must retain 100% of all after-tax profit shares from any exercise, vesting or payout of equity awards until the stock ownership guideline is met, unless a hardship exception is granted.

Named Executive Officer	Stock Ownership Guideline as of June 30, 2016	2016 % of Target as of June 30, 2016	Years at Grade/Target as of June 30, 2016
James J. Owens	5 times base salary	>100%	5
John J. Corkrean	3 times base salary	49%	<1
James R. Giertz	3 times base salary	>100%	8
Zhiwei Cai	2 times base salary	>100%	3
Traci L. Jensen	3 times base salary	>100%	3
Patrick M. Kivits	3 times base salary	27%	<1

Tax Considerations

Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for the Company to fully deduct compensation in excess of $1,000,000 paid to a named executive officer other than the CFO. The H.B. Fuller Company 2013 Master Incentive Plan (the “2013 Master Incentive Plan”) and the H.B. Fuller Company 2016 Master Incentive Plan (the "2016 Master Incentive Plan) were both approved by our shareholders and include specific performance criteria to be used by the Compensation Committee when establishing performance awards that are intended to be fully deductible under Section 162(m). The 2013 Master Incentive Plan was in place prior to the approval of the 2016 Master Incentive Plan in April 2016. The Committee believes that performance-based cash and stock incentive awards and stock options granted under both the 2013 Master Incentive Plan and the 2016 Master Incentive Plan will be deductible. However, there can be no assurance that incentive awards intended to qualify for tax deductibility will ultimately be determined by the Internal Revenue Service to so qualify. Cash compensation voluntarily deferred by our executive officers under our Key Employee Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid.

The Compensation Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of H.B. Fuller and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of H.B. Fuller and our shareholders. In fiscal 2016, the compensation subject to Section 162(m) did not exceed the $1,000,000 cap for any of our NEOs, except for our CEO. Mr. Owens' compensation exceeded the $1,000,000 cap by approximately $51,145, and this portion of his compensation for fiscal 2016 was therefore not deductible for tax purposes.

Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they are in compliance.

Actions for Fiscal 2017

In January 2017, the Compensation Committee decided to terminate the Bonus Multiplier Program for fiscal 2017. Additionally, the Compensation Committee made changes to the short-term incentive plan performance levels. For fiscal 2016, the short-term incentive plan included four performance levels - threshold, target, superior and superior stretch. Beginning for fiscal 2017, the short-term incentive plan will have three performance levels -- threshold, target and superior. This change was made to better align the Company's compensation program with market practice. In January 2017, the Compensation Committee approved a special RSU grant for most short-term incentive plan participants (including most NEOs). This award was not part of the short-term incentive and NEOs needed to be employed by the Company on January 26, 2017, to receive it. NEOs need to meet service requirements for this award to vest.

Total Compensation for Named Executive Officers

We believe that the policies and programs described in the Compensation Discussion and Analysis maintain an appropriate balance between motivating achievement of short-term goals and strategically leading H.B. Fuller in a direction to provide long-term success, and therefore serve the interests of H.B. Fuller and its shareholders.

Non-GAAP Financial Measures

The "Compensation Discussion and Analysis" section of this Proxy Statement contains non-GAAP financial measures. See "Reconciliation of Non-GAAP Financial Information" in Annex A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to GAAP results.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with H.B. Fuller management the Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 3, 2016.

Compensation Committee of the Board of Directors of H.B. Fuller Company*

R. William Van Sant, Chair	Lee R. Mitau
Thomas W. Handley	Dante C. Parrini
Maria Theresa Hilado

*	Ann W.H. Simonds served on the Board of Directors during fiscal year 2016 and in fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

 Summary Compensation Table

The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal year 2016 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2016.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[1,5]	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)[6]	All Other Compen- sation ($)[7]	Total ($)

James J. Owens	2016	1,031,760		1,390,144	1,389,140	474,511	9,073	324,922	4,619,550
President and	2015	985,610		1,180,472	1,187,917	416,872	2,211	263,392	4,036,474
Chief Executive Officer	2014	960,428		1,138,368	1,123,931	221,401	-	326,367	3,770,495

John J. Corkrean[8]	2016	260,308		657,330	163,002	77,290	-	47,093	1,205,023
Exec. Vice President &
Chief Financial Officer

James R. Giertz[9]	2016	610,453		284,765	284,568	196,524	5,611	143,215	1,525,136
Exec. Vice President	2015	586,479		298,275	300,185	173,639	1,407	136,153	1,496,138
of Strategy	2014	563,677		329,525	325,347	92,750	-	174,535	1,485,834

Zhiwei Cai	2016	356,421		840,890	127,574	105,772	539	61,451	1,492,647
Vice President,
Engineering Adhesives

Traci L. Jensen	2016	472,810		227,819	227,648	84,547	2,890	143,254	1,158,968
Sr. Vice President,	2015	454,393		238,620	240,150	154,538	677	89,677	1,178,055
Global Construction Products	2014	436,581		239,659	236,611	96,863	-	115,805	1,125,519

Patrick Kivits	2016	353,705	106,644	170,838	170,736	117,859	-	141,760	1,061,542
Senior Vice President, EIMEA
(Europe, India, Middle East, Africa)

(1)

Includes cash compensation deferred at the election of the executive under the 401(k) Plan and/or the Key Employee Deferred Compensation Plan. For Mr. Kivits only, includes cash compensation deferred at his election into the Adalis Corporation Pension Plan. For accounting and payroll purposes, fiscal year 2016 contained 53 weeks and fiscal years 2015 and 2014 contained 52 weeks. Amount for Mr. Cai in the salary column includes amounts paid for accrued but unused vacation pay.

(2)	The amount in this column for Mr. Kivits represents the partial payment of a hiring bonus.

(3)

The amounts in this column represent the grant date fair value of time-based and performance-based restricted stock awards made in fiscal 2016, 2015 and 2014 calculated in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant and based on the assumptions set forth in Note 3 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 3, 2016, except that the assumption related to forfeitures is not included in the calculations for these purposes. Mr. Corkrean and Mr. Cai received grants related to their hire and promotion, respectively. See the "Grant of Plan-Based Awards Table During 2016" table in this Proxy Statement for additional information.

(4)

The amounts in this column represent the grant date fair values of stock option awards. In accordance with FASB ASC Topic 718, the grant date fair value of these awards has been determined using the Black-Scholes method and based on the assumptions set forth in Note 3 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 3, 2016, except that the assumption related to forfeitures is not included in the calculations for these purposes.

(5)

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the amounts in this column represent cash bonuses paid out under our short-term incentive plan and the fiscal 2016 bonus multiplier program.

(6)

Amounts reported in this column for Mr. Owens, Mr. Giertz, Mr. Cai and Ms. Jensen include the amount of interest accrued during the applicable fiscal year on the officer’s account in the Defined Contribution Restoration Plan that exceeded 120% of the applicable federal long-term rate in fiscal 2016. For fiscal 2015, we changed our methodology of calculating above market interest to a monthly calculation from an annual calculation, which was used for fiscal 2014. In fiscal 2014, no named executive officers had any interest accrued that exceeded 120% of the applicable federal long term rate. No named executive officers participate in the H.B. Fuller Legacy Pension Plan.

(7)

The table below shows the components of this column for fiscal 2016, which include Company matching contributions to H.B. Fuller’s defined contribution plans, dividends on restricted stock, charitable contribution matches and donations and perquisites paid by the Company for the benefit of the executive officers. The amounts represent the amount paid by, or the incremental cost to, the Company.

All Other Compensation -- Fiscal Year 2016

Name	Defined Contribution Plan Company Match & Contributions ($)	Defined Contribution Restoration Plan Contributions ($)	Dividends on Unvested Restricted Stock ($)	Charitable Matching Contributions and Donations ($)[a]	Perquisites (see table below) ($)	Total ($)
James J. Owens	18,550	184,258	62,239	42,463	17,412	324,922
John J. Corkrean	15,037	-	4,220	-	27,836	47,093
James R. Giertz	18,550	91,223	8,721	15,000	9,721	143,215
Zhiwei Cai	18,437	27,930	11,179	-	3,905	61,451
Traci L. Jensen	18,550	69,279	6,883	-	48,542	143,254
Patrick M. Kivits	42,830	-	3,756	-	95,174	141,760

(a)

Amounts in this column represent matching contributions by the Company under a broad based plan for all U.S. employees to match charitable contributions between $50 and $1,000 made to qualifying 501(c)(3) nonprofit organizations.  Also includes amounts under the Company’s Executive Charitable Board Support program under which key managers (including all the NEOs in this Proxy Statement) are eligible to direct H.B. Fuller Company Foundation charitable contributions to qualifying 501(c)(3) nonprofit organizations where they are serving as board members.

Perquisites - Fiscal Year 2016

Name	Auto Allowance ($)[a]	Insurance ($) [b]	Health Exam ($)[c]	Spousal Airfare ($)[d]	Gifts [e]	Tuition [f]	Moving Expenses and Transfer Allowance [g]	Financial Counseling ($)	Total Perquisites ($)
James J. Owens	-	4,378	-	6,084	-	-	-	6,950	17,412
John J. Corkrean	-	2,782	-	-	-	-	25,054	-	27,836
James R. Giertz	-	1,646	2,325	-	-	-	-	5,750	9,721
Zhiwei Cai	-	3,255	-	-	-	-	-	650	3,905
Traci L. Jensen	-	4,237	5,228	-	215	-	38,862	-	48,542
Patrick M. Kivits	32,520	4,361	-	-	-	58,293	-	-	95,174

(a)

The monthly auto allowance for U.S. based executives was discontinued June 1, 2014 and added to the salary of each U.S. based executive. Mr. Kivits, who does not work in the U.S., receives an auto allowance.

(b)

Includes premiums paid on a tax-protected basis on personal excess liability insurance of $869 and a related tax gross-up of $777 for Mr. Owens, Mr. Giertz, Mr. Cai and Ms. Jensen and $749 for Mr. Corkrean. The amount for Mr. Kivits does not include a related tax gross-up. For Mr. Owens, Mr. Corkrean, Mr. Cai and Ms. Jensen, also includes amounts for reimbursement of long-term disability premiums. For Mr. Kivits, amount includes amounts reimbursed for additional health insurance and life insurance.

(c)	Amounts for health exam include related expenses, if any.

(d)

Amount for spousal airfare was paid in accordance with company policy requiring a valid business purpose for payment of spouse travel expenses and includes $951 for meals and other expenses and a related tax gross up in the amount of $143.

(e)	Amount relates to a gift in the amount of $150 and related tax gross up in the amount of $65.

(f)	Amount includes tuition for Mr. Kivits' children in the amount of $30,722 and a related tax gross up in the amount of $27,571.

(g)

Amount for Mr. Corkrean includes a transfer allowance of $10,000, relocation expenses of $7,000 and a related tax gross up in the amount of $8,054. Amount for Ms. Jensen includes a transfer allowance of $10,000, relocation expenses of $19,487 and a related tax gross up in the amount of $9,374.

(8)	Mr. Corkrean was elected Executive Vice President and Chief Financial Officer effective May 17, 2016.

(9)	Mr. Giertz resigned as Executive Vice President, Chief Financial Officer effective May 17, 2016. Mr. Giertz remained with the Company as Executive Vice President, Strategy.

Grants of Plan-Based Awards During Fiscal 2016

The following table summarizes the grants of plan-based awards in fiscal year 2016 for each of the named executive officers in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Stock or Units (#) [3]	Underlying Options (#)[4]	Awards ($/Sh)	and Options Awards ($)[5]
James J. Owens
Short-Term Incentive		506,145	1,012,291	2,024,581
LTI Award	1/19/2016				10,411	20,823		41,646				695,072
LTI Award	1/19/2016					20,823	[6]					695,072
LTI Award	1/19/2016									182,039	33.38	1,389,140

John J. Corkrean
Short-Term Incentive		82,443	164,886	329,772
LTI Award	5/17/2016				954	1,907		3,814				82,916
LTI Award	5/17/2016								1,907			82,916
LTI Award	5/17/2016								11,304			491,498
LTI Award	5/17/2016									16,672	43.48	163,002

James R. Giertz
Short-Term Incentive		209,626	419,252	838,504
LTI Award	1/19/2016				2,132	4,265		8,531				142,366
LTI Award	1/19/2016								4,266			142,399
LTI Award	1/19/2016									37,291	33.38	284,568

Zhiwei Cai
Short-Term Incentive		78,043	156,086	312,172
LTI Award	1/19/2016				546	1,092		2,184				36,451
LTI Award	1/19/2016								1,092			36,451
LTI Award	1/19/2016									9,546	33.38	72,846
LTI Award	2/12/2016				380	760		1,520				27,360
LTI Award	2/12/2016								760			27,360
LTI Award	2/12/2016								19,813			713,268
LTI Award	2/12/2016									6,649	36.00	54,728

Traci L. Jensen
Short-Term Incentive		150,763	301,527	603,054
LTI Award	1/19/2016				1,706	3,412		6,825				113,893
LTI Award	1/19/2016								3,413			113,926
LTI Award	1/19/2016									29,832	33.38	227,648

Patrick M. Kivits
Short-Term Incentive		91,998	183,996	367,992
LTI Award	1/19/2016				1,279	2,559		5,118				85,419
LTI Award	1/19/2016								2,559			85,419
LTI Award	1/19/2016									22,374	33.38	170,736

(1)

The amounts shown in these columns represent the bonus opportunity under our short-term incentive plan for fiscal 2016 performance discussed under “Fiscal 2016 Short-Term Incentive Compensation” in this Proxy Statement. The amount in the threshold column represents the potential payout if the threshold level is met for all short-term incentive plan metrics for the applicable NEO. Short-term incentive bonus opportunities may be lower than this threshold amount if the threshold metric is not met for all of the metrics for an NEO. The actual amount paid out in January 2017 under the short-term incentive plan is set forth in the Summary Compensation Table. For Mr. Kivits, this amount is typically reported in Euros and has been translated into U.S. Dollars at the same amount used for financial reporting purposes.

(2)

Except as set forth in footnote 6 below, the performance-based stock unit awards were granted under the H.B. Fuller Company 2013 Master Incentive Plan (the "2013 MIP"). However, the grants to Mr. Corkrean were made under the H.B. Fuller Company 2016 Master Incentive Plan (the "2016 MIP"). The performance-based stock units grants vest in three annual installments beginning on the first anniversary date of the grant upon the achievement of certain return on invested capital ("ROIC") targets being met. The number of units may increase to as much as 200% or decrease to as low as 0% of the initial number of units depending on the level of performance. Under the 2013 MIP and the 2016 MIP, dividends on performance stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the performance stock units vest. The fair value of the performance-based restricted stock unit awards is calculated by multiplying the target number of units of performance-based restricted stock by the closing price of our Common Stock on the date of grant. The performance stock units become immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

The time-based restricted stock unit awards were granted under the 2013 MIP, except for the grants to Mr. Corkrean which were made under the 2016 MIP. The time-based restricted stock units vest in three annual installments beginning on the first anniversary date of the grant. Under the 2013 MIP and the 2016 MIP, dividends on performance stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock units vest. The restricted stock units become immediately vested in the event of death, disability and change-in-control. The fair value of the time-based restricted stock unit awards is calculated by multiplying the number of units of time-based restricted stock by the closing price of our Common Stock on the date of grant. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

(4)

These options are granted under 2013 MIP (except for the options granted to Mr. Corkrean which were granted under the 2016 MIP) and become exercisable at the rate of one-third each year beginning on the first anniversary of the grant date, and expire 10 years from the grant date. These options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(5)

The fair value of time-based and performance-based restricted stock unit awards is calculated by multiplying the number of units of restricted stock by the closing price of our Common Stock on the date of grant. The Black-Scholes option pricing method was used to estimate the grant date fair value of the options in this column. The assumptions used to develop the grant date valuations for the options are as follows:  options granted on January 19, 2016 were - risk free rate of return of 1.4425%, dividend rate of 1.5578%, volatility rate of 29.028%, quarterly reinvestment of dividends and an average term of 4.75 years.  No adjustments have been made for non-transferability or risk of forfeiture.  The real value of the stock options in this table will depend on the actual performance of our Common Stock during the applicable period and the fair market value of our Common Stock on the date the options are exercised.

(6)

This performance stock unit award for Mr. Owens was granted under the 2013 MIP. The terms of the award provide for vesting of the restricted stock unit grant in three annual installments on January 19, 2017, January 19, 2018 and January 19, 2019 only if (a) one or more of the performance measures in the CEO’s short-term incentive program measures are met at the threshold level for fiscal 2016 as determined by the Compensation Committee and (b) Mr. Owens continues to be employed by the Company on the respective vesting date. The first condition was met on January 19, 2017, and accordingly the first installment vested on that date. There is no higher level of payout for these restricted stock units if target, superior or superior stretch performance is achieved for any of the measures. Under the 2013 MIP, dividends on restricted stock units are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock units vest. The fair value of the time-based restricted stock unit awards is calculated by multiplying the number of units of time-based restricted stock by the closing price of our Common Stock on the date of grant. The restricted stock units become immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

 Outstanding Equity Awards at Fiscal 2016 Year-End

The following table summarizes the outstanding equity awards as of December 3, 2016 for each of the named executive officers in the Summary Compensation Table.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) [2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) [5]	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) [5]

James J. Owens	12/3/2009	33,275	-		20.57	12/3/2019
	1/20/2011	48,331	-		22.27	1/20/2021
	7/7/2011	15,748	-		25.19	7/7/2021
	1/26/2012	77,881	-		28.40	1/26/2022
	1/24/2013	80,697	-		39.64	1/24/2023
	1/23/2014	52,180	26,881		48.92	1/23/2024
	1/22/2015	37,199	75,528		41.00	1/22/2025
	1/19/2016	-	182,039		33.38	1/19/2026
	1/24/2013						38,640	1,794,442
	1/23/2014						8,197	380,669
	1/22/2015						19,782	918,676
	1/19/2016						21,088	979,327
	1/19/2016								21,088	979,327

John J. Corkrean	5/17/2016	-	16,672		43.48	5/17/2026
	5/17/2016						1,918	89,072
	5/17/2016						11,372	528,116
	5/17/2016								1,918	89,072

James R. Giertz	1/24/2013	22,455	-		39.64	1/24/2023
	1/23/2014	15,104	7,782		48.92	1/23/2024
	1/22/2015	9,400	19,086		41.00	1/22/2025
	1/19/2016	-	37,291		33.38	1/19/2026
	1/23/2014						2,374	110,249
	1/22/2015						5,000	232,200
	1/19/2016						4,320	200,621
	1/19/2016								4,319	200,574

Zhiwei Cai	1/24/2013	2,806	-		39.64	1/24/2023
	1/23/2014	1,812	934		48.92	1/23/2024
	10/1/2014	1,101	568		39.33	10/1/2024
	1/22/2015	2,406	4,886		41.00	1/22/2025
	2/2/2015	-	-	27,726	41.80	2/2/2025
	1/19/2016	-	9,546		33.38	1/19/2026
	2/12/2016	-	6,649		36.00	2/12/2026
	1/23/2014						294	13,653
	10/1/2014						173	8,034
	1/22/2015						1,287	59,768
	1/19/2016						1,106	51,363
	2/12/2016						767	35,619
	2/12/2016						19,996	928,614
	1/19/2016								1,106	51,363
	2/12/2016								767	35,619

Traci L. Jensen	4/14/2010	6,223	-	23.68	4/14/2020
	1/20/2011	12,658	-	22.27	1/20/2021
	1/24/2013	18,712	-	39.64	1/24/2023
	1/23/2014	10,985	5,659	48.92	1/23/2024
	1/22/2015	7,520	15,269	41.00	1/22/2025
	1/19/2016	-	29,832	33.38	1/19/2026
	1/23/2014					1,727	80,202
	1/22/2015					4,000	185,760
	1/19/2016					3,457	160,543
	1/19/2016							3,456	160,497

Patrick M. Kivits	10/1/2015	2,378	4,829	34.43	10/1/2025
	1/19/2016	-	22,374	33.38	1/19/2026
	10/1/2015					1,254	58,236
	1/19/2016					2,592	120,372
	1/19/2016							2,592	120,372

(1)

Stock options granted on or after December 3, 2009 generally vest in three equal annual installments beginning on the first anniversary of the grant date. Options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(2)	These stock options vest in two equal annual installments beginning on February 2, 2018 upon the achievement of certain gross margin targets being met.

(3)

Restricted shares and units granted after December 4, 2008 generally vest in three equal annual installments beginning on the first anniversary of the grant date. For awards beginning in fiscal 2014, only restricted stock units were granted. The restricted shares and units become immediately vested in the event of death, disability and change-in-control. Beginning January 19, 2016, awards of restricted stock units to named executive officers (other than the CEO) were 50% time-based restricted stock units and 50% performance-based restricted stock units. For the CEO, who already had a performance metric as part of his restricted stock unit grant, his restricted stock unit grant will continue to have a performance element related to EPS, operating income or organic revenue, which applies to half of his restricted grant. The other half of the restricted stock unit grant will be subject to a return on invested capital ("ROIC") target, which will not vest unless at least a threshold level of performance is met in each year of vesting. For all other named executive officers, half of their restricted stock unit grant will be subject to ROIC performance and will not vest unless at least a threshold level of performance is met in each year of vesting. For all named executive officers, high levels of ROIC performance will result in increased stock vesting amounts. For the CEO grants that are subject to EPS, operating income or organic revenue metrics, one or more of these performance measures has been met for each of Mr. Owens’ grants. Therefore, the restricted stock and restricted stock unit awards will vest on the applicable dates as long as Mr. Owens continues to be employed by the Company on the respective vesting dates.

(4)	The market value is based on the closing price at December 2, 2016 (the last business day of the fiscal year) of $46.44.

(5)

As of January 19, 2017, the ROIC performance was above the target level. The metric target for this vesting date was 9.5% ROIC. The Company achieved 10.6% ROIC. Therefore, the vesting was at 127.5% of target.

Option Exercises and Stock Vested—Fiscal Year 2016

The following table summarizes the number of options exercised and shares of restricted stock vested during fiscal year 2016 for each of the named executive officers in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
James J. Owens	55,048	1,740,930	66,466	2,307,700
John J. Corkrean	-0-	-0-	-0-	-0-
James R. Giertz	104,987	2,368,408	7,723	268,143
Zhiwei Cai	-0-	-0-	1,437	51,855
Traci L. Jensen	-0-	-0-	6,110	212,139
Patrick M. Kivits	-0-	-0-	614	28,533

(1)

The value realized on the vesting of stock awards is the closing market price of a share of H.B. Fuller Common Stock on the date of vesting multiplied by the number of vested shares. H.B. Fuller withheld shares of the H.B. Fuller Common Stock from the amounts shown having a value equal to the applicable tax withholding requirement.

Nonqualified Deferred Compensation—Fiscal Year 2016

The following table summarizes information with respect to the participation of the named executive officers in our nonqualified deferred compensation plans. Mr. Corkrean was not eligible to participate in the nonqualified deferred compensation plans in fiscal year 2016. He will be eligible for participation in future years. Mr. Kivits is not eligible to participate in our nonqualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[3]
James J. Owens	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-

	Defined Contribution Restoration Plan	-0-	184,258	43,836	-0-	1,342,314

James R. Giertz	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-

	Defined Contribution Restoration Plan	-0-	91,223	27,079	-0-	807,393

Zhiwei Cai	Key Employee Deferred Compensation Plan	112,194	944	14,853	-0-	317,134

	Defined Contribution Restoration Plan	-0-	27,930	2,164	-0-	96,616

Traci L. Jensen	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-

	Defined Contribution Restoration Plan	-0-	69,279	14,637	-0-	438,112

(1)	Only Mr. Cai made contributions to the Key Employee Deferred Compensation Plan during fiscal year 2016. Participants are not allowed to make contributions to the Defined Contribution Restoration Plan.

(2)

The Company did not make any contributions to the Key Employee Deferred Compensation Plan relating to the named executive officers during fiscal year 2016. The Company contributions under the Defined Contribution Restoration Plan are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Of the totals in this column, the table below sets forth amounts that were previously reported as compensation to the relevant named executive officers in our Summary Compensation Table for previous years for the Key Employee Deferred Compensation Plan and for the Defined Contribution Restoration Plan.

Name	Plan Name	Amount previously reported as compensation to the named executive officer in our Summary Compensation Table for previous years(a) ($)
James J. Owens	Key Employee Deferred Compensation Plan	-0-

	Defined Contribution Restoration Plan	1,069,266

James R. Giertz	Key Employee Deferred Compensation Plan	-0-

	Defined Contribution Restoration Plan	634,620

Zhiwei Cai	Key Employee Deferred Compensation Plan	-0-

	Defined Contribution Restoration Plan	-0-

Traci L. Jensen	Key Employee Deferred Compensation Plan	-0-

	Defined Contribution Restoration Plan	224,794

(a)	Amounts also include earnings from previous fiscal years, which are not reported in the Summary Compensation Table in previous years.

Key Employee Deferred Compensation Plan.    The Key Employee Deferred Compensation Plan is a nonqualified deferred compensation plan that allows deferral of salary or short-term incentive awards on a pre-tax basis. Executive officers may defer up to 80% of their base salary or up to 100% of their short-term incentive award. The plan is unfunded and does not protect the executive from insolvency of the Company.

Amounts deferred under the Key Employee Deferred Compensation Plan are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the executive. Executive officers are allowed to change their investment elections at any time. The one year rates of return for such investments for fiscal 2016 are as follows: PIMCO VIT Total Return AC, 1.31%; PIMCO VIT Real Return AC, 3.59%; Fidelity VIP Equity-Income SC, 13.39%; T. Rowe Price Equity Income II, 13.08%; Dreyfus Stock Index IS, 7.38%; Fidelity VIP Contrafund SC, 3.64%; Oppenheimer Capital Appreciation VA Non-SS, -5.05%; Janus AS Forty SS, -.61%; Goldman VIT MidCap Value, 7.81%; Fidelity VIP MidCap SC, 5.84%; T. Rowe Price MidCap Growth II, 3.56%; Royce Micro-Cap IC, 11.75%; Lincoln VIPT Baron Growth Opportunities SC, 1.86%; UIF US Real Estate Class I, 3.85%; Oppenheimer Global Securities VA Non-SS, -2.37%; Dreyfus VIF International Value Portfolio IS, -6.98%; Janus AS Overseas Portfolio SS, -9.74%; Dreyfus VIF Appreciations, 2.48%; Fidelity VIP Growth, -.44% and H.B. Fuller Company stock, 16.77%. Participants who invest in the Company stock fund are eligible to receive a 10% match in Company stock. The value of the matching contributions received, if any, is disclosed in the Summary Compensation Table in this Proxy Statement. During fiscal year 2016, only Mr. Cai made contributions to this plan. In addition, the Compensation Committee may make discretionary contributions to a participant’s Company stock account under this plan. For fiscal year 2016, no discretionary contributions were made to any of the named executive officers listed in the Summary Compensation Table. Balances in the plan reflect amounts that have accumulated over time.

Executive officers are always 100% vested in their Key Employee Deferred Compensation Plan account and are entitled to receive a distribution from their account under the following circumstances: separation from service, death, disability, age 65, date elected or unforeseeable emergency that results in severe financial hardship that is consistent with the meaning of that term under section 409A of the Internal Revenue Code. Distributions are made in either a lump sum or, if previously elected by the executive officer, up to 11 annual installments. Distributions from the Company stock account will be in the form of stock and all other amounts will be distributed in cash.

Defined Contribution Restoration Plan (“DC Restoration Plan”).  The DC Restoration Plan is a non-qualified unfunded retirement plan that is intended to provide for retirement benefits above amounts available under H.B. Fuller’s tax-qualified retirement plans. Participants in this plan receive annual credits in a bookkeeping account that is hypothetical in nature. Following are the three component accounts in the plan:

•

4% restoration plan match credit provides a contribution of 4% of eligible pay in excess of the IRS annual compensation limit as long as the participant defers the maximum allowed contribution under the H.B. Fuller Company 401(k) & Retirement Plan.

•	3% “restoration non-elective” credit provides a contribution of 3% of eligible pay in excess of the IRS annual compensation limit.

•	7% credit on all eligible earnings.

Mr. Kivits does not participate in this plan. This plan applies only to U.S. named executive officers (including expatriates).

Contributions made on behalf of named executive officers under the DC Restoration Plan are disclosed in the “Summary Compensation Table” in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

In General.

The Company has certain arrangements, policies and practices covering the named executive officers in this Proxy Statement that require it to provide compensation in the event of certain types of terminations, including certain terminations due to a change-in-control of the Company.

The information set forth below describes amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries in each of the following situations: voluntary termination, involuntary for cause termination, involuntary not for cause termination or good reason termination, involuntary (not for cause) or good reason termination after a change-in control, death, disability, early retirement and retirement. The estimated amounts payable are calculated as if the termination occurred on the last business day of the fiscal year, December 2, 2016, using the closing share price from the last business day of the fiscal year.

We have not included payments or benefits that are fully disclosed in the Nonqualified Deferred Compensation Table of this Proxy Statement, unless such payment is enhanced or its vesting or other provisions are accelerated. We have also not included information or payments related to contracts, agreements, plans or arrangements to the extent that they do not discriminate in scope, term or operation in favor of the named executive officers and that are available generally to all salaried employees. We call these benefits “general benefits” and they include:

•	Accrued Vacation Pay

•	401(k) Plan (or similar applicable plan)

•	Health and Welfare Benefits

•	Life Insurance Proceeds

Voluntary Termination and Involuntary For Cause Termination

In the event of a voluntary termination or an involuntary for cause termination as of the last business day of the fiscal year, the Company is not obligated to provide any enhanced benefits or accelerate vesting of any existing benefits of a named executive officer. Should Mr. Kivits terminate his employment with the Company, statutory notice periods apply.

Involuntary Not For Cause Termination or Good Reason Termination

In the event of an involuntary not for cause termination or a good reason termination as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows.

We have a severance arrangement with each of the named executive officers. If the named executive officer’s employment with the Company is involuntarily terminated at the initiative of the Company for any reason other than cause or disability or at the initiative of the executive for good reason and such termination does not occur during the protected period of a change-in-control, then the executive officer is entitled to receive certain severance benefits. Good reason means a material reduction of the executive officer’s base salary, material diminution in the executive officer’s authority and duties, or a required change of the executive officer’s principal work location of 50 miles or more. Protected period means the 24-month period immediately following each and every change-in-control. In order to receive severance, the executive officer must sign a release of claims in favor of the Company and be in compliance with the terms of the executive severance agreement, including that the executive officer must agree not to compete with the Company or solicit customers or employees of the Company for two years after termination of employment. The severance benefit consists of the following:

•

A severance payment equal to one times (two times for the CEO) base salary plus target bonus, payable over the 12 months (24 months for the CEO) following termination. Any amount over the lesser of $460,000 or $490,000 (whichever is applicable per the individual’s agreement) or two times the executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the date of termination occurs shall be paid out in a lump sum at the earliest of the executive’s death or six months after the date of termination.

•	The executive is entitled to medical and dental insurance over 12 months (18 months for the CEO).

•	Outplacement services with a value up to $20,000.

Benefits under the Defined Contribution Restoration Plan are not accelerated or automatically vested upon involuntary not for cause termination or good reason termination.

For Mr. Kivits, any benefits he receives pursuant to local law are offset against the severance benefits set forth above.

Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control

We have entered into a change-in-control agreement with each of the named executive officers. The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless our Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change-in-control of H.B. Fuller under the terms of these agreements. If during this protected period, the executive officer separates from service for any reason other than cause or disability, or the executive officer terminates his or her employment for good reason (including demotion, pay cut or certain relocations), the executive officer is entitled to receive a lump sum payment from us. The payment consists of the following:

•

The executive will receive a target short-term incentive plan payment prorated to the date of the termination without application of any denial provisions based on unsatisfactory personal performance or any other reason.

•

A severance payment equal to three times the sum of: (a) the executive’s highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change-in-control and ending on the date of the executive’s termination of employment; plus (b) the executive’s target annual incentive in effect immediately prior to the change-in-control.

•	A payment for outplacement services of up to $25,000.

•	In addition, the executive is entitled to medical and dental benefits for a three-year period following the termination of employment.

In the event severance payments are made to the named executive officers due to a change-in-control and in the event that they are subject to an excise tax imposed by Section 280G of the Internal Revenue Code and do not exceed 330% of the executive’s base amount, we will adjust the payments and benefits. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement. This is typically called a “gross-up”. The effects of the Internal Revenue Code are unpredictable and executive officers may have very different and unexpected effects based on their own particular compensation history. Therefore, these payments are intended to place an executive officer in the same position that they would have been in had they received the payments for reasons other than a change-in-control. The payments are not meant to pay regular income tax payments for an executive officer.

We have other compensatory arrangements with our named executive officers that will be affected by a change-in-control. The DC Restoration Plan provides that if within two years after a change-in-control, we terminate a participant’s employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), then zero to three years (depending on the participant’s position and pay grade) shall be added to the participant’s years of credited service for purposes of determining benefits under the plan.

In addition, in the event of a change-in-control, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under our stock incentive plans immediately vest in full. For performance based RSU grants, if termination under a change-in-control occurs during the performance period, the participant would be entitled to receive a payment based on, and assuming that, performance would have been achieved at the target level.

Payments upon Death or Disability

In the event of a death or disability as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

•	Stock options, restricted stock and restricted stock units would vest at death and at disability.

•	Benefits under the Defined Contribution Restoration Plan would vest at death or disability.

In the event of Mr. Kivits' death as of the last business day of the fiscal year, his beneficiary would be eligible to receive €1,000,000.

Early and Normal Retirement

As of the last business day of the fiscal year, no named executive officer was eligible for early or normal retirement.

Executive Benefit and Payments Upon Termination—Fiscal Year 2016

The following table shows potential estimated payments to the named executive officers in this Proxy Statement upon (1) involuntary (not for cause) or good reason termination, (2) involuntary (not for cause) or good reason termination after a change-in-control, and (3) death or disability. The table assumes that the termination was effective on the last business day of the fiscal year and contains estimates of amounts that would be paid to the named executive officers upon termination in addition to the base salary and short-term incentive earned by the executives during the fiscal year. Actual amounts payable to any named executive officer would only be determined after an actual event of termination.

Name	Type of Payment	Involuntary Not For Cause or Good Reason ($)	Payments upon Involuntary (not for cause) or Good Reason Termination after a Change- in-Control ($)	Death or Disability ($)
James J. Owens[1]
	Short-Term Incentive Plan	-	1,012,291	-
	Stock Options	-	2,788,302	2,788,302
	Restricted Stock	-	5,052,456	5,052,456
	Health and Welfare Benefits	20,778	40,555	-
	Cash Severance	4,067,985	5,748,227	-
	Outplacement Services	20,000	-	-
	DC Restoration Plan	-	-	-
	Excise Tax Gross-Up	-	-	-
	Total	4,108,763	14,641,831	7,840,758

John J. Corkrean
	Short-Term Incentive Plan	-	164,886	-
	Stock Options	-	49,349	49,349
	Restricted Stock	-	706,310	706,310
	Health and Welfare Benefits	16,383	49,149	-
	Cash Severance	775,500	2,326,500	-
	Outplacement Services	20,000	25,000	-
	DC Restoration Plan	-	-	-
	Excise Tax Gross-Up	-	1,493,891	-
	Total	811,883	4,815,085	755,659

James R. Giertz
	Short-Term Incentive Plan	-	419,252	-
	Stock Options	-	590,848	590,848
	Restricted Stock	-	743,686	743,686
	Health and Welfare Benefits	13,518	40,555	-
	Cash Severance	1,021,758	3,065,274	-
	Outplacement Services	20,000	25,000	-
	DC Restoration Plan	-	-	-
	Excise Tax Gross-Up	-	-	-
	Total	1,055,276	4,884,615	1,334,534

Zhiwei Cai
	Short-Term Incentive Plan	-	156,086	-
	Stock Options	-	353,353	353,353
	Restricted Stock	-	1,184,008	1,184,008
	Health and Welfare Benefits	13,517	40,552	-
	Cash Severance	518,000	1,554,000	-
	Outplacement Services	20,000	25,000	-
	DC Restoration Plan	-	-	-
	Excise Tax Gross-Up	-	1,460,856	-
	Total	551,517	4,773,855	1,537,361

Traci L. Jensen[1]
	Short-Term Incentive Plan	-	301,527	-
	Stock Options	-	472,669	472,669
	Restricted Stock	-	586,957	586,957
	Health and Welfare Benefits	8,796	26,389	-
	Cash Severance	768,099	2,216,771	-
	Outplacement Services	20,000	-	-
	DC Restoration Plan	-	-	-
	Excise Tax Gross-Up	-	-	-
	Total	796,895	3,604,313	1,059,626

Patrick M. Kivits
	Short-Term Incentive Plan	-	183,996	-
	Stock Options	-	350,201	350,201
	Restricted Stock	-	298,945	298,945
	Health and Welfare Benefits	2,361	7,082	-
	Cash Severance	570,098	1,710,294	-
	Outplacement Services	20,000	25,000	-
	DC Restoration Plan	-	-	-
	Excise Tax Gross-Up	-	-	-
	Total	592,459	2,575,518	649,146

(1)	The outplacement and severance payments under a change-in-control for Mr. Owens and Ms. Jensen are reduced so that their 280G parachute payments are 299% of their 280G base amounts.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis”, the tabular disclosure regarding such compensation and the accompanying narrative disclosure contained in this Proxy Statement.

The Company is asking shareholders to indicate their support for the compensation of our named executive officers described in this Proxy Statement. The Company has designed its executive compensation program to attract, motivate, reward and retain the executive talent required to achieve our corporate growth objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. See “Executive Compensation–Compensation Discussion and Analysis.”

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement:

•	The Compensation Committee has designed our executive compensation program to be competitive with the compensation offered by those peers with whom we compete for management talent.

•

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of short-term financial performance metrics and long-term decision making that is in the best interests of our shareholders.

•	Company best practices include:

a policy prohibiting hedging and pledging of, and certain other transactions in, the Company stock by executive officers (including our NEOs) and members of our board of directors a policy regarding “clawbacks” of executive and key manager incentive compensation;

an emphasis on long-term equity awards to align the executives’ interests with long-term goals and shareholder interests, with the 50% of the NEOs' long-term RSU equity grant including a performance-based vesting restriction and all of the Chief Executive Officer’s long-term RSU equity grant including performance-based vesting restrictions;

a prohibition on repricing of stock options; and

stock ownership goals for our directors and executive officers.

Accordingly, the Company is asking shareholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the H.B. Fuller Company named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement.”

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. The Company currently conducts annual advisory votes on executive compensation. At our 2017 annual meeting of shareholders, we are conducting a non-binding advisory vote on the frequency of an advisory vote on executive compensation. See Proposal 3 below.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this Proxy Statement.

PROPOSAL 3—NON-BINDING ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the frequency with which our shareholders shall have an advisory vote on executive compensation as provided in Proposal 2 above. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. The Company is required to hold an advisory vote on frequency at least once every six years.

Starting with our annual meeting held in 2011, we have held annual advisory votes on executive compensation. The Board has determined that an advisory vote on executive compensation every year is the appropriate alternative for the Company and its shareholders. In reaching this recommendation, the Board considered that holding an annual advisory vote to approve executive compensation allows shareholders to provide direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement each year. An annual advisory vote also provides the Compensation Committee with the opportunity to evaluate its compensation decisions taking into account the timely feedback provided by shareholders. In addition, the Board recognizes that an annual advisory vote to approve executive compensation is consistent with facilitating communications of shareholders with the Board and its various committees, including the Compensation Committee.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders.

Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of the Company’s advisory votes on executive compensation.

The Board of Directors recommends that you vote for the option of every “ONE YEAR” as the frequency with which shareholders are provided an advisory vote on the compensation of the named executive officers.

AUDIT COMMITTEE REPORT

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as H.B. Fuller’s independent registered public accounting firm for the year ending December 2, 2017.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as H.B. Fuller’s independent registered public accounting firm for fiscal year 2016, was responsible for performing an independent audit of the consolidated financial statements and the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards, and they have discussed with us their independence and provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based upon our review and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended December 3, 2016 filed with the SEC.

Audit Committee of the Board of Directors of H.B. Fuller Company

John C. van Roden, Jr. (Chair)	Maria Teresa Hilado
Thomas W. Handley	Ann W.H. Simonds*

* Ms. Ann Simonds served on the Audit Committee during fiscal year 2016 and in fiscal year 2017 until her resignation from the Board of Directors on February 8, 2017.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services provided by KPMG LLP for the audit, audit-related, tax and all other services rendered to us and our affiliates for the 2016 and 2015 fiscal years.

	2016	2015
Audit Fees	$3,576,000	$4,006,000
Audit-Related Fees	$3,000	$-0-
Tax Fees	$24,000	$58,000

Audit Fees: Includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in our annual report on Form 10-K, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in our quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, and (v) consultations concerning financial accounting and reporting. Audit fees also include fees for reviews of documents filed with the SEC.

Audit-Related Fees:  Audit-related fees include fees and expenses for services related to registration statements.

Tax Fees: Includes fees and expenses for U.S. federal, state and international tax planning and tax compliance services.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to us by our independent registered public accounting firm. We have a policy of avoiding the engagement of our independent registered public accounting firm except for audit, audit-related and tax planning and compliance services. The Audit Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to us by our independent registered public accounting firm. All of the services provided by our independent registered public accounting firm in fiscal 2016 and 2015 were pre-approved by the Audit Committee under its pre-approval procedures.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 2, 2017. KPMG LLP has acted as our independent registered public accounting firm since our 2004 fiscal year. While we are not required to do so, H.B. Fuller is submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 2, 2017 for ratification in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee intends to reconsider that appointment. However, because of the difficulty and expense of making any change so long after the beginning of the current fiscal year, it is likely that the appointment would stand for fiscal year 2017 unless there were compelling reasons for making an immediate change.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the Proxy Statement, Annual Report and Notice of Internet Availability of Proxy Materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household H.B. Fuller Company proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. The Company will deliver promptly upon written or oral request a separate copy of our Proxy Statement, Annual Report and/or Notice of Internet Availability of Proxy Materials to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Corporate Secretary, H.B. Fuller Company, or call (651) 236-5825.

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

Certain financial information presented in this proxy statement under the captions “Proxy Summary - 2016 Performance Highlights" and " Executive Compensation—Compensation Discussion and Analysis - Fiscal 2016 Business Results” does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP. We have included this non-GAAP information to assist in understanding the operating performance of the Company as well as the comparability of results. The non-GAAP information provided may not be consistent with methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

	For the year ended	For the year ended
	December 3, 2016	November 28, 2015
EPS Reconciliation (dollars per diluted share outstanding)

GAAP diluted earnings per share	$2.42	$1.71
Special charges, net	$ -	$0.09
Costs related to integrating and accounting for past potential acquisitions	$0.04	$0.14
Costs related to the ramp up of new business with Lowes and the combination of facilities in Illinois	$ -	$0.06
Costs related to inventory adjustments, plant inefficiencies and restructuring in EIMEA	$0.07	$0.10
Costs related to accretion and revaluation of the Tonsan call option agreement	$(0.10)	$ -
Other costs	$0.05	$0.07
Adjusted diluted earnings per share (EPS)[1]	$2.48	$2.17

NET REVENUE GROWTH (unaudited) 53 Weeks Ended December 3, 2016

Total H.B. Fuller
Price	(1.6%)
Volume/Mix	3.9%
Constant Currency Growth[2]	2.3%
Foreign Exchange	(1.8%)
0.5%

Certain financial information presented in this proxy statement under the captions "Executive Compensation -- Compensation Discussion and Analysis -- Fiscal 2016 Short-Term Incentive Compensation" are non-GAAP financial measures and should not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP. We have included this non-GAAP information to assist in understanding the manner in which cash bonuses were determined under the Company's Short-Term Incentive Plan (the "STIP"). The non-GAAP information provided may not be consistent with methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below. All information is in thousands (except per share amounts) and is unaudited.

The reconciliation for Adjusted EPS, which we use for our short-term incentive plan metric can be found above.

COMPANY ORGANIC REVENUE -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

(US $000s)
Total Company Revenue	2,094,605
Acquisitions	(17,151)
Foreign Exchange Adjustment to Budget Rates	(16,007)
Total Company Organic Revenue – STIP	2,061,448

COMPANY OPERATING INCOME -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

Total Company Operating Income – Reported	202,165
Acquisitions	(1,114)
Foreign Exchange Adjustment to Budget Rates	402
Special items[1]	3,744
Total Company Operating Income – STIP	205,198

ENGINEERING ADHESIVES SEGMENT ORGANIC REVENUE -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

Engineering Adhesives Revenue – Reported	245,235
Corporate Allocated Revenue	(515)
Acquisitions	(7,075)
Foreign Exchange Adjustment to Budget Rates	2,338
Engineering Adhesives Organic Revenue – STIP	239,983

ENGINEERING ADHESIVES SEGMENT OPERATING INCOME -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

Engineering Adhesives Operating Income – Reported	17,390
Acquisitions	(431)
Foreign Exchange Adjustment to Budget Rates	312
Special items[1]	(4,587)
Engineering Adhesives Organic Revenue – STIP	12,684

AMERICAS ADHESIVES SEGMENT AND CONSTRUCTION PRODUCTS ("CP") ORGANIC REVENUE -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

(US $000s)
Americas Adhesives + Construction Products Revenue – Reported	1,062,407
Corporate allocated Revenue	(2,350)
Americas Adh + Construction Prod Organic Revenue – STIP	1,060,057

AMERICAS ADHESIVES SEGMENT AND CONSTRUCTION PRODUCTS ("CP") OPERATING INCOME -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

Americas Adhesives + Construction Products Oper Income – Reported	129,244
Special items[1]	2,162
Americas Adh + Construction Prod Oper Income – STIP	131,406

CONSTRUCTION PRODUCTS ("CP") ORGANIC REVENUE -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

Construction Products Revenue – Reported	256,346
Corporate Allocated Revenue	(608)
Construction Products Organic Revenue – STIP	255,738

CONSTRUCTION PRODUCTS ("CP") EBITDA -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

Construction Products EBITDA – Reported	18,243
Special items[1]	1,230
Construction Products EBITDA – STIP	19,473

EIMEA SEGMENT ORGANIC REVENUE -

GAAP AMOUNT TO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

EIMEA Revenue – Reported	545,135
Corporate Allocated Revenue	(1,123)
Foreign Exchange Adjustment to Budget Rates	(14,757)
EIMEA Organic Revenue – STIP	529,255

EIMEA SEGMENT OPERATING INCOME -

GAAP AMOUNTTO ACTUAL AMOUNT USED FOR THE STIP

53 Weeks Ended December 3, 2016

(US $000s)
EIMEA Operating Income – Reported	40,121
Foreign Exchange Adjustment to Budget Rates	(503)
Special items[1]	4,401
EIMEA Operating Income – STIP	44,020

1 Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure and excludes the following costs listed on the adjusted earnings per share reconciliation table above: special charges related to the “business integration”; restructuring in EIMEA related to operational efficiency improvement projects; and the start-up of a new electronics facility in Yantai China.

2 Constant currency revenue is a non-GAAP financial measure defined as changes in revenue due to price, volume and mix and excludes revenue changes driven by foreign currency translation. The schedule above reconciles each component of net revenue growth.

H.B. FULLER COMPANY
P.O. BOX 64683
ST. PAUL, MN 55164-0683

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FUL2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17806-P84805 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

H.B. FULLER COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three directors for a three-year term	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) J. Michael Losh
02) Lee R. Mitau
03) R. William Van Sant

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:			
2. A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the proxy statement.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote ONE YEAR on the following proposal:				
3. A non-binding advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:			
4. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 2, 2017.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 4 and ONE YEAR on item 3.** If any other matters properly come before the meeting, the persons named in the proxy statement will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17807-P84805

H.B. FULLER COMPANY
Annual Meeting of Shareholders
April 6, 2017
This proxy is solicited by the Board of Directors

For Registered Shareholders: The undersigned, revoking all prior proxies, appoints James J. Owens, John J. Corkrean and Timothy J. Keenan, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held over the Internet at www.virtualshareholdermeeting.com/FUL2017 on Thursday, April 6, 2017 at 1:00 p.m. local time, and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of Great-West Trust Company, LLC as Trustee of the H.B. Fuller Company 401(k) & Retirement Plan (the "Plan"). Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope. Your instructions must be received no later than 11:59 p.m. Central Time on Monday, April 3, 2017, to be counted.

As a participant in the Plan, the undersigned hereby directs Great-West Trust Company, LLC, as Trustee, to vote all shares of common stock of H.B. Fuller Company represented by the undersigned's proportionate interest in the Plan at the Annual Meeting of Shareholders to be held on Thursday, April 6, 2017 at 1:00 p.m. local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting. Only the Trustee can vote these shares. You cannot vote these shares at the Annual Meeting.

Continued and to be signed on reverse side

V.1.2